UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐	Soliciting Material Pursuant to §240.14a-12
BLACKLINE, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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21300 Victory Boulevard, 12th Floor
Woodland Hills, California 91367
(818) 223-9008
To our Stockholders:
We are pleased to invite you to attend the annual meeting of stockholders of BlackLine, Inc. to be held on Thursday, May 13, 2021 at 9:00 a.m., Pacific time. The annual meeting will be a virtual meeting held over the Internet. You will be able to attend the virtual annual meeting, vote your shares electronically, and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/BL2021 and entering the sixteen-digit control number located on your proxy card.
Details regarding how to attend the virtual annual meeting and the business to be conducted at the annual meeting are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement.
Your vote is important. Regardless of whether you plan to attend the virtual annual meeting, it is important that your shares be represented and voted at the annual meeting, and we hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet or by telephone, written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend the virtual annual meeting.
Also, please let us know if you plan to attend the virtual annual meeting by marking the appropriate box on the enclosed proxy card, if you requested to receive printed proxy materials, or, if you vote by telephone or over the Internet, by indicating your plans when prompted.
Thank you for your ongoing support of, and continued interest in, BlackLine, Inc.
Sincerely,

Marc Huffman		Therese Tucker
President and Chief		Executive Chair of the Board
Executive Officer

Woodland Hills, California
March 26, 2021

BLACKLINE, INC.
21300 Victory Boulevard, 12th Floor
Woodland Hills, California 91367
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Time and Date	9:00 a.m., Pacific time, on Thursday, May 13, 2021

Place
The annual meeting will be a virtual meeting held over the Internet. You will be able to attend the annual meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/BL2021 and entering the sixteen-digit control number located on your proxy card.

Items of Business
(1) To elect as Class II directors the three nominees named in the accompanying proxy statement to serve until our 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified.

(2) To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

(3) To conduct an advisory non-binding vote to approve the compensation of our named executive officers.

(4) To transact other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Adjournments and Postponements
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date	March 17, 2021

Only holders of record of our common stock as of March 17, 2021 are entitled to notice of and to vote at the annual meeting.

Meeting Admission
You are invited to attend the virtual annual meeting if you are a stockholder of record or a beneficial owner of shares of our common stock as of the Record Date. You can attend the virtual annual meeting by visiting www.virtualshareholdermeeting.com/BL2021 and entering the sixteen-digit control number located on your proxy card.

Availability of Proxy Materials
The Notice Regarding the Internet Availability of Proxy Materials, which contains instructions on how to access the proxy materials and our 2020 annual report, is first being sent or given on or about March 26, 2021 to all stockholders entitled to vote at the annual meeting. The proxy materials and our 2020 annual report can be accessed by following the instructions in the Notice Regarding the Internet Availability of Proxy Materials.

Voting
Your vote is very important. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers” beginning on page 1 of the accompanying proxy statement.

By order of the Board of Directors,

Karole Morgan-Prager
Chief Legal and Administrative Officer and
Secretary
Woodland Hills, California
March 26, 2021

i

ii

BLACKLINE, INC.
PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
To be held at 9:00 a.m., Pacific time, on Thursday, May 13, 2021
The information provided in the “Questions and Answers” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read the entire proxy statement carefully.
QUESTIONS AND ANSWERS
ABOUT THE PROXY MATERIALS AND ANNUAL MEETING
Why am I receiving these materials?
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2021 annual meeting of stockholders of BlackLine, Inc., a Delaware corporation, and any postponements or adjournments thereof. The annual meeting will be held virtually on Thursday, May 13, 2021 at 9:00 a.m., Pacific time. You will be able to attend the virtual annual meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/BL2021 and entering the sixteen-digit control number located on your proxy card.
Stockholders are invited to attend the virtual annual meeting and are requested to vote on the items of business described in this proxy statement. The Notice Regarding the Internet Availability of Proxy Materials, or the Notice of Internet Availability, which contains instructions on how to access the proxy materials and our 2020 annual report, is first being sent or given on or about March 26, 2021 to all stockholders entitled to notice of and to vote at the virtual annual meeting. The proxy materials and our 2020 annual report can be accessed by following the instructions in the Notice of Internet Availability as well as online at our Investor Relations website at http://investors.blackline.com.
What proposals am I voting on?
You are being asked to vote on three proposals:
•
the election of the three nominees for Class II director named in this proxy statement to hold office until our 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified;

•	the ratification of the appointment of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and
•	an advisory non-binding vote to approve the compensation of our named executive officers.
You will also be voting on any other business as may properly come before the annual meeting or any adjournments or postponements thereof.
What other matters may be brought before the annual meeting?
As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

How does the board of directors recommend that I vote?
Our board of directors recommends that you vote your shares:
•	“FOR” each of the three nominees for Class II director named in this proxy statement;
•	“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and
•	“FOR” the advisory non-binding vote to approve the compensation of our named executive officers.
Who is entitled to vote at the annual meeting?
Holders of our common stock as of the close of business on March 17, 2021, the Record Date for the annual meeting, are entitled to vote at the annual meeting. As of the Record Date, there were 58,038,213 shares of our common stock issued and outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.
Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date for the annual meeting, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Company, LLC, or AST, then you are a stockholder of record. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card, to vote electronically at the virtual annual meeting, or by Internet or by telephone, or, if you received paper copies of the proxy materials by mail, to vote by mail by following the instructions on the proxy card or voting instruction card.
Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date for the annual meeting, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice of Internet Availability is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the voting instructions your broker, bank or other nominee provides. You are also invited to attend the virtual annual meeting. However, since you are not the stockholder of record, you may not vote your shares electronically at the virtual annual meeting unless you obtain a legal proxy from your broker, bank or other nominee.
How can I vote my shares?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in one of the following ways:
•	You may vote electronically at the annual meeting. If you plan to attend the virtual annual meeting, you may vote at the annual meeting.
•
You may vote by mail. To vote by mail, complete, sign and date the proxy card that accompanies this proxy statement and return it promptly in the postage-prepaid envelope provided (if you received printed proxy materials). Your completed, signed and dated proxy card must be received prior to the annual meeting.

•
You may vote by telephone. To vote over the telephone, call toll-free 1-800-690-6903 from any touch-tone telephone and follow the instructions. Have your Notice of Internet Availability or proxy card available when you call. You will be asked to provide the control number from your Notice of Internet Availability or proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on May 12, 2021.

•
You may vote via the Internet. To vote via the Internet, go to www.proxyvote.com to complete an electronic proxy card (have your Notice of Internet Availability or proxy card in hand when you visit the website). You will be asked to provide the control number from your Notice of Internet Availability or proxy card. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on May 12, 2021.

Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee
If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Beneficial owners of shares should generally be able to vote by returning the voting instruction card to their broker, bank or other nominee, or by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial owner, you may only vote your shares electronically at the annual meeting if you obtain a legal proxy from your broker, bank or other nominee.
Can I change my vote or revoke my proxy?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can change your vote or revoke your proxy by:
•	entering a new vote by telephone or via the Internet (until the applicable deadline for each method as set forth above);
•	returning a later-dated proxy card (which automatically revokes the earlier proxy);
•
providing a written notice of revocation prior to the annual meeting to our corporate secretary at our principal executive offices as follows: BlackLine, Inc., 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367, Attn: Corporate Secretary; or

•
attending the virtual annual meeting and voting electronically. Attendance at the virtual annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request or cast your vote electronically at the virtual annual meeting.

Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.
Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission, or the SEC, we have elected to distribute our proxy materials, including the notice of annual meeting of stockholders, this proxy statement and our 2020 annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and 2020 annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy, Mark Partin, our Chief Financial Officer, and Karole Morgan-Prager, our Chief Legal and Administrative Officer and Secretary, have been designated as proxies for the annual meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted electronically at the virtual annual meeting in accordance with the instruction of the stockholder on such proxy. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above and, if any other matters are properly brought before the annual meeting, the shares will be voted in accordance with the proxies’ judgment.
How many votes do I have?
Holders of our common stock are entitled to one vote for each share held as of the Record Date.

What is the quorum requirement for the annual meeting?
A quorum is the minimum number of shares required to be present or represented at the annual meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, virtually or represented by proxy, of a majority of the voting power of our stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum to transact business at the annual meeting. Abstentions, “WITHHOLD” votes, and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chairman of the meeting may adjourn the meeting to another time or place.
What are broker non-votes?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee, as applicable, as to how to vote on matters deemed “non-routine” and there is at least one “routine” matter to be voted upon at the annual meeting. Generally, if shares are held in “street name,” the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank or other nominee votes shares on the “routine” matters, but does not vote shares on the “non-routine” matters, those shares will be treated as broker non-votes with respect to the “non-routine” proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.
What matters are considered “routine” and “non-routine”?
The ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2021 (Proposal No. 2) is considered “routine” under applicable rules. The election of Class II directors (Proposal No. 1), and the advisory non-binding vote to approve the compensation of our named executive officers (Proposal No. 3) are considered “non-routine” under applicable rules.
What are the effects of abstentions and broker non-votes?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that such stockholder wishes to abstain from voting its shares, or if a broker, bank or other nominee causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the annual meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy and entitled to vote at the annual meeting (Proposals No. 2 and No. 3). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, you may only vote “FOR” or “WITHHOLD” and abstentions will have no impact on the outcome of such proposal as long as a quorum exists.
Broker non-votes will be counted for purposes of calculating whether a quorum is present at the annual meeting but will not be counted for purposes of determining the number of votes cast on a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals.
What is the voting requirement to approve each of the proposals?
Proposal No. 1: Election of Class II Directors. The election of Class II directors requires a plurality of the voting power of the shares present virtually or represented by proxy at the annual meeting and entitled to vote on the election of directors. This means that the three nominees for Class II director receiving the highest number of “FOR” votes will be elected as Class II directors. You may vote (i) “FOR” for each director nominee or (ii) “WITHHOLD” for each director nominee. Because the outcome of this proposal will be determined by a plurality vote, shares voted “WITHHOLD” will not prevent a director nominee from being elected as a director. Broker non-votes will not affect the outcome of voting on this proposal.

Proposal No. 2: Ratification of Appointment of PwC. The ratification of the appointment of PwC requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy at the annual meeting and entitled to vote. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will count towards the quorum requirement for the annual meeting and will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of voting on this proposal.
Proposal No. 3: Advisory Non-Binding Vote to Approve the Compensation of Named Executive Officers. The advisory non-binding vote to approve the fiscal 2020 compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy at the annual meeting and entitled to vote. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will count towards the quorum requirement for the annual meeting and will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of voting on this proposal. Because this vote is advisory only, it will not be binding on our board of directors. The compensation committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Who will count the votes?
A representative of Broadridge Financial Solutions will tabulate the votes and act as inspector of elections.
What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:
•	“FOR” each of the three nominees for Class II director named in this proxy statement;
•	“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and
•	“FOR” the advisory non-binding vote to approve the compensation of our named executive officers.
In addition, if any other matters are properly brought before the annual meeting or any adjournments or postponements thereof, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.
Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. Brokers, banks and other nominees holding shares of common stock in “street name” for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” matter—Proposal No. 2 (ratification of the appointment of PwC). Absent direction from you, however, your broker, bank or other nominee will not have the discretion to vote on Proposal No. 1 relating to the election of directors, and Proposal No. 3 relating to the approval of the compensation of our named executive officers.
How can I contact BlackLine’s transfer agent?
You may contact our transfer agent, AST, by telephone at (800) 937-5449 (toll-free for United States residents), or by email at info@amstock.com. Materials may be mailed to AST at:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
How can I attend the annual meeting?
The annual meeting will be a virtual meeting held over the Internet. You will be able to attend the virtual annual meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/BL2021 and entering the sixteen-digit control number located on your proxy card. The annual meeting webcast will begin promptly at 9:00 a.m., Pacific time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:50 a.m., Pacific time, and you should allow ample time for the check-in procedures. You will have the same rights and opportunities that would be afforded by an in-person meeting.

Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you were a beneficial owner of shares that are held in “street name” at the close of business on the Record Date, you may not vote your shares electronically at the virtual annual meeting unless you obtain a “legal proxy” from your broker, bank or other nominee who is the stockholder of record with respect to your shares. You may still attend the virtual annual meeting even if you do not have a legal proxy. For admission to the virtual annual meeting, visit www.virtualshareholdermeeting.com/BL2021 and enter the sixteen-digit control number located on your proxy card.
How are proxies solicited for the annual meeting and who is paying for such solicitation?
Our board of directors is soliciting proxies for use at the annual meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.
If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.
Where can I find the voting results of the annual meeting?
We will announce preliminary voting results at the annual meeting. We will also disclose voting results on a Current Report on Form 8-K filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the annual meeting, we will file a Current Report on Form 8-K to publish preliminary results and, within four business days after final results are known, file an additional Current Report on Form 8-K to publish the final results.
What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed materials?
If you receive more than one Notice of Internet Availability or more than one set of printed materials, your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed materials, as applicable, to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy materials and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy materials and annual report, to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:
BlackLine, Inc.
Attention: Investor Relations
21300 Victory Boulevard, 12th Floor
Woodland Hills, CA 91367
Tel: (818) 223-9008

Stockholders who hold shares in street name may contact their broker, bank or other nominee to request information about householding.
Is there a list of stockholders entitled to vote at the annual meeting?
The names of stockholders of record entitled to vote at the annual meeting will be available from our Corporate Secretary for ten days prior to the meeting for any purpose germane to the annual meeting at our corporate headquarters located at 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367. Please contact our Corporate Secretary a reasonable time in advance to make appropriate arrangements, but in no event less than 48 hours in advance of your desired visiting time. The list of stockholders will also be available during the annual meeting through the meeting website at www.virtualshareholdermeeting.com/BL2021.
When are stockholder proposals due for next year’s annual meeting?
Please see the section entitled Stockholder Proposal Deadlines for 2022 Annual Meeting in this proxy statement for more information regarding the deadlines for the submission of stockholder proposals for our 2022 annual meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Composition of the Board
Our board of directors is currently comprised of ten members. Our board of directors consists of three classes of directors, each serving staggered three-year terms. Upon expiration of the term of a class of directors, directors in that class will be elected for a three-year term at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
Stockholders’ Agreement
In connection with our initial public offering we previously entered into an Amended and Restated Stockholders’ Agreement with Silver Lake Sumeru Fund, L.P., Silver Lake Technology Investors Sumeru, L.P. (individually and/or collectively, Silver Lake Sumeru), Iconiq Strategic Partners, L.P., ICONIQ Strategic Partners-B, L.P., Iconiq Strategic Partners Co-Invest, L.P., BL Series and Iconiq Strategic Partners Co-Invest, L.P., BL2 Series (individually and/or collectively, Iconiq), Therese Tucker and Mario Spanicciati, dated as of October 27, 2016 (or the Stockholders’ Agreement). Pursuant to the Stockholders’ Agreement, only Ms. Tucker continues to beneficially own a sufficient number of shares to designate a designee to our board of directors. Ms. Tucker will continue to be entitled to membership on our board of directors for so long as she continues to hold the Designation Threshold as of the Ownership Measurement Date (each as defined in the Stockholder Agreement), provided, however, in the event that Ms. Tucker ceases to be employed by the company for any reason and she beneficially owns less than the Designation Threshold, she will be required to immediately tender her resignation from our board of directors effective only upon acceptance by our board of directors, and our board of directors may, in its sole discretion, accept or reject such resignation. If our board of directors rejects the resignation, Ms. Tucker will continue to have the right to be designated for membership on our board of directors; provided that our board of directors will have the right, by unanimous vote of the other directors (excluding Ms. Tucker), to require her resignation from our board of directors if our board of directors determines such resignation would be in the best interests of the company, regardless of the number of shares of common stock held by Ms. Tucker. The affiliates of each of the Stockholder Parties who continue to hold shares have agreed to vote their shares in favor of Ms. Tucker. Immediately following the date of our annual meeting, the previously designated Silver Lake Sumeru designees, Messrs. Babcoke and Brennan will no longer be on our board.

The following table sets forth the names, ages, and certain other information for each of the directors with terms expiring at the annual meeting (including those who are also nominees for election as a director at the annual meeting) and for each of the continuing members of our board of directors. All information is as of March 1, 2021.
Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Owen Ryan(1)(3)	II	58	Director	2018	2021	2024
Kevin Thompson(1)(2)	II	55	Director	2017	2021	2024
Sophia Velastegui(2)	II	45	Director	2020	2021	2024
Continuing Directors
Graham Smith(1)(3)	III	61	Director	2015	2022	—
Mika Yamamoto(2)	III	48	Director	2019	2022	—
Marc Huffman	I	50	Chief Executive Officer and Director	2020	2023	—
Therese Tucker	I	59	Executive Chair and Director	2001	2023	—
Thomas Unterman(2)(3)	I	76	Director	2010	2023	—
Directors Not Continuing
Jason Babcoke(4)	II	48	Director	2013	2021	—
John Brennan(2)(3)(5)	III	56	Chairman of the Board	2013	2022	—
(1)	Member of audit committee.
(2)	Member of compensation committee.
(3)	Member of nominating and corporate governance committee.
(4)
Mr. Babcoke is not standing for re-election at the 2021 annual meeting, but will continue to serve as a member of our board of directors until the expiration of his current term ending on the date of the 2021 annual meeting.

(5)	As previously disclosed, Mr. Brennan informed the Company he will resign from the Board effective as of the 2021 annual meeting.
Nominees for Director
Owen Ryan. Mr. Ryan has served as a member of our board of directors since August 2018. Since 2018, Mr. Ryan has worked as the Chief Strategy Officer, and subsequently CEO, of Geller Advisors, a strategic financial advisory and wealth management company. From 2016 to 2017, Mr. Ryan served as the President and Chief Executive Officer of AEGIS Insurance, a mutual insurance company. Prior to joining AEGIS Insurance, Mr. Ryan was Managing Partner and Chief Executive Officer of Deloitte Advisory, a financial advisory company, from 2008 until 2016. Mr. Ryan holds a B.S. from New Jersey City University and an M.B.A. from Columbia University, and is a certified public accountant.
Mr. Ryan is a valuable member of our board of directors, bringing extensive management and financial expertise to our board.
Kevin Thompson. Mr. Thompson has served as a member of our board of directors since October 2017. From March 2010 to December 2020, Mr. Thompson served as President and Chief Executive Officer of SolarWinds Inc., an enterprise information technology infrastructure management software company, or SolarWinds, and held several other positions since joining SolarWinds in July 2006. Mr. Thompson served as Chairman of the board of directors of SolarWinds from October 2018 through November 2020. Prior to joining SolarWinds, Mr. Thompson served as Chief Financial Officer of Surgient, Inc., a software company, and also served as Senior Vice President and Chief Financial Officer of SAS Institute, a business intelligence software company, and as Executive Vice President and Chief Financial Officer of Red Hat, Inc., an enterprise software company. Mr. Thompson previously served on the board of directors of Instructure, Inc, an education technology company, from November 2016 to February 2020, and also served on the board of directors of Barracuda Networks, Inc., a data security and storage company, from September 2013 to June 2016, and the board of directors of NetSuite Inc., a business management software company, from September 2006 to November 2016. Mr. Thompson holds a B.B.A. from the University of Oklahoma.

Mr. Thompson is a valuable member of our board of directors, bringing extensive experience working with software and other technology companies.
Sophia Velastegui. Ms. Velastegui has served as a member of our board of directors since March 2020. Ms. Velastegui has served as Chief Technology Officer, AI of Dynamics 365 at Microsoft Corporation (or Microsoft), a technology company, since July 2020, and previously served as Chief Technology Officer for Operation Applications, General Manager of Product, AI Products & Search, and General Manager of Product, Knowledge Graph in the AI and Research Group at Microsoft since December 2017. Prior to joining Microsoft, Ms. Velastegui served as Chief Product Officer at Doppler Labs, an audio technology company, from April 2017 to September 2017. Prior to joining Doppler Labs, Ms. Velastegui worked at Nest Labs, Inc., a home automation specialist company, from July 2014 to April 2017, first as Lead for Silicon/Architecture Roadmap, then as Head of Silicon/Architecture Roadmap. Ms. Velastegui holds a B.S. in Mechanical Engineering from Georgia Institute of Technology, and an M.S. in Mechanical Engineering from the University of California at Berkeley.
Ms. Velastegui is a valuable member of our board of directors, bringing extensive engineering and product development experience, as well as experience working with other technology companies.
Continuing Directors
Graham Smith. Mr. Smith has served as a member of our board of directors since May 2015. Mr. Smith served as Executive Vice President and Chief Financial Officer of Salesforce, Inc., a provider of customer relationship management software, from March 2008 to August 2014. Mr. Smith previously served as Chief Financial Officer of Advent Software, Inc., a provider of portfolio accounting software. Mr. Smith has served as a member of the board of directors of Splunk Inc., a provider of operational intelligence software, since July 2011, and of Slack, Inc., a provider of business communication software, since December 2018. Mr. Smith also served as a member of the board of directors of Citrix Systems, Inc., a provider of workplace software, from December 2015 to June 2018, MINDBODY, Inc., a provider of software to the wellness industry, from February 2015 to February 2019, and Xero, Inc., a provider of online accounting software, from February 2015 to March 2020. Mr. Smith holds a B.Sc. in Economics and Politics from University of Bristol in England and qualified as a chartered accountant in England and Wales.
Mr. Smith brings valuable experience to our board of directors, including his experience in the software industry and service as an executive and a director for publicly traded companies, where he has served on various committees and held leadership roles.
Mika Yamamoto. Ms. Yamamoto has served as a member of our board of directors since April 2019. Ms. Yamamoto has served as EVP, Chief Marketing and Customer Experience Officer at F5 Networks since May 2019. Ms. Yamamoto previously served as Global President, and subsequently Vice President/ GM of Marketo, an Adobe Company, from August 2018 to March 2019. From June 2016 to August 2018, Ms. Yamamoto worked at SAP, an enterprise business application company, first as Chief Marketing Officer and then as Chief Digital Marketing Officer. Prior to joining SAP, Ms. Yamamoto worked as Head of Marketing & Merchandising at Amazon, a retail and cloud computing company, from October 2015 to May 2016. Prior to joining Amazon, Ms. Yamamoto served as Growth Officer and Strategist at Drumroll from January 2013 to October 2015. Ms. Yamamoto holds a Bachelor of Commerce, Economics and Marketing from Queen’s University.
Ms. Yamamoto brings more than 20 years of enterprise marketing experience and leadership experience in software companies to our board of directors.
Marc Huffman. Mr. Huffman has served as our Chief Executive Officer since January 2021, as our President since February 2020, as our Chief Operating Officer from February 2018 to January 2021, and as a member of our board of directors since May 2020. Prior to joining us, Mr. Huffman served as President, Worldwide Sales and Distribution of NetSuite Inc., a global cloud ERP software provider (acquired by Oracle Corporation), from April 2014 to February 2018, Senior Vice President of North American Verticals, Channels and APAC of NetSuite from 2010 to April 2014, Senior Vice President of Sales, North America of NetSuite from 2008 to 2010 and Vice President of Sales of NetSuite from December 2003 to 2008. Prior to joining NetSuite, Mr. Huffman served as a director of sales responsible for Canada and the central United States at Oracle Corporation. Currently, Mr. Huffman serves on the board of directors of Channel Advisor Corporation, a provider of software-as-a-service solutions that help retailers and branded manufacturers improve their online performance.

Mr. Huffman holds a B.S. with an emphasis on marketing from California State University, Chico.
Mr. Huffman brings valuable experience to our board of directors, including extensive management experience in the technology industry, and operational insight and expertise he has accumulated as our Chief Executive Officer, President and Chief Operating Officer.
Therese Tucker. Ms. Tucker is our founder and has served as our Executive Chair since January 2021. Ms. Tucker previously served as our Chief Executive Officer and a member of our board of directors from August 2001 to January 2021. Prior to founding the Company, Ms. Tucker served as Chief Technology Officer for SunGard Treasury Systems, Inc. and SunGard Trading Systems, Inc., providers of software solutions and information technology services. Ms. Tucker holds a B.S. in Computer Science and Mathematics from University of Illinois at Urbana-Champaign.
Ms. Tucker is a valuable member of our board of directors, possessing over 25 years of experience in the finance and technology industry and the operational insight and expertise she has accumulated as our founder and Chief Executive Officer.
Thomas Unterman. Mr. Unterman has served as a member of our board of directors since 2010. Since September 1999, Mr. Unterman has served as Partner for Rustic Canyon Partners, an early stage venture capital firm, which he founded in September 1999. Previously, Mr. Unterman served as Executive Vice President and Chief Financial Officer of The Times Mirror Company, a newspaper publishing company that was acquired by Tribune Co. Currently, Mr. Unterman serves as a director of several civil rights non-profit companies. He also serves as a director for several of the Rustic Canyon portfolio companies. Mr. Unterman holds a J.D. from University of Chicago and a B.A. from the Woodrow Wilson School of Public Affairs at Princeton University.
Mr. Unterman is a valuable member of our board of directors, bringing substantial experience as an executive officer of a public company, as an investment professional and as a director of private technology companies. We also believe that Mr. Unterman brings historical knowledge and continuity to the board of directors.
Directors Not Continuing
Jason Babcoke. Mr. Babcoke has served as a member of our board of directors since September 2013. Mr. Babcoke has served as a Managing Director of Sumeru Equity Partners, a private equity firm, since March 2014. Since July 2011, Mr. Babcoke has been at Silver Lake Sumeru, a middle-market investment group of Silver Lake, a global private equity firm, and is currently a Managing Director. Previously, Mr. Babcoke worked at Symphony Technology Group, a private equity firm, and served as a Senior Manager for Life Technologies, a biotech company, as Director of Engineering for Angstron Systems, Inc., a nano-deposition technology company, acquired by Novellus, and as a Venture Capital Associate for The Spark Group, a technology-focused investment group. Currently, Mr. Babcoke serves as a member of the board of directors for Criteria Corp and Snow Software. Mr. Babcoke holds an M.B.A. from Harvard Business School, an M.S. in Management Science and Engineering from Stanford University and a B.S. in Mechanical Engineering from University of California, Berkeley.
Mr. Babcoke brings valuable experience in venture capital investing and knowledge of technology companies to the board of directors.
John Brennan. Mr. Brennan has served as a member of our board of directors since September 2013 and is the Chairman of our board of directors. Mr. Brennan cofounded Sumeru Equity Partners, a private equity firm and has served as Managing Director since March 2014. Since February 2008, Mr. Brennan has served as a Managing Director for Silver Lake Sumeru, a middle-market investment group of Silver Lake, a global private equity firm. Mr. Brennan has also previously served as Senior Vice President of Platform Software for Adobe Systems Incorporated, a computer software company, as Senior Vice President of SMB Segment Operations for Hewlett Packard Company, an information technology company, and as Principal and Associate Partner of Electronics and High-Tech Practice for Accenture Strategic Services, a management consulting, technology services and outsourcing company. Mr. Brennan currently serves on the board of directors of several private companies. Mr. Brennan holds an M.B.A. from University of California, Berkeley Haas School of Business and a B.A. in History from Yale University.
Mr. Brennan brings valuable management experience as well as experience in private equity investing and knowledge of technology companies to the board of directors.
Director Independence
Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, and considering any relationships that a non-employee director has with our company, and all other facts and circumstances our board of directors deemed relevant in determining their independence, our board of directors has determined that each of our directors, other than Ms. Tucker and Mr. Huffman, is an “independent director” as defined under the rules of the NASDAQ Stock Market (“Nasdaq”). In addition, our board of directors determined that Messrs. Ryan, Smith, and Thompson, who are members of our audit committee, satisfy the enhanced independence standards for audit committee members established by applicable SEC rules and the rules of NASDAQ. Our board of directors has determined that Messrs. Brennan, Thompson and Unterman, and Mses. Velastegui and Yamamoto, who are members of our compensation committee, satisfy the enhanced independence standards for compensation committee members established by applicable SEC rules and the rules of NASDAQ. Mr. Brennan will resign from the compensation committee in connection with his resignation from the Board. Our board of directors has determined that Messrs. Brennan, Ryan, Smith and Unterman, who are members of our nominating and corporate governance committee, satisfy the independence standards for nominating and corporate governance committee members established by applicable SEC rules and the rules of NASDAQ. Mr. Brennan will resign from the nominating and corporate governance committee in connection with his resignation from the Board.
There are no family relationships among any of our directors or executive officers.
Board Leadership Structure
Our board of directors has adopted corporate governance guidelines that provide that one of our independent directors will serve as our lead independent director at any time when our Chief Executive Officer serves as the Chairman of the Board or if the Chairman is not otherwise independent. The lead independent director will be responsible for calling separate meetings of the independent directors, determining the agenda and serving as chair of meetings of independent directors, reporting to the Chief Executive Officer and Chairman of our board of directors regarding feedback from executive sessions, serving as spokesperson for the company as requested, and performing such other responsibilities as may be designated by a majority of the independent directors from time to time.
In January 2021, Ms. Tucker transitioned from the role of Chief Executive Officer to Executive Chair, Mr. Huffman transitioned to the role of Chief Executive Officer and Mr. Brennan currently serves as the lead independent director. Effective as of the date of the annual meeting upon Mr. Brennan’s resignation, Mr. Smith will serve as the lead independent director. Our board of directors believes that having an independent director serve as the non-executive Chairman of the Board is the appropriate leadership structure for our company at this time because it allows our Chief Executive Officer to focus on executing our company’s strategic plan and managing our company’s operations and performance, while allowing the Chairman of the Board to focus on the effectiveness of the board and independent oversight of our senior management team.
Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. Our board of directors reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular board meeting, receives reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to oversight of risk assessment and risk management generally, and specifically in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, cyber risk, and also, among other things, discusses guidelines with management and the independent auditor. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to risks relating to our corporate governance practices, the independence of the board of directors and potential conflicts of interest, as well as our policies and practices with regard to environmental, social and governance matters. Our compensation committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking.
Our board of directors believes its current leadership structure supports the risk oversight function of the board. In particular, our board believes that our lead independent director and our majority of independent directors provide a well-functioning and effective balance to the members of executive management on our board. Further, our board of directors and compensation committee review and discuss with management matters related to human capital management, including BlackLine’s commitments and progress on inclusion and diversity, employee engagement, compensation and benefits, business conduct and compliance, and executive succession planning. During 2020, the board of directors and its committees also reviewed and discussed with management on a regular basis the impact of the COVID-19 pandemic on BlackLine’s employees and business, as well as management’s strategies and initiatives to respond to and mitigate adverse impacts, such as risks related to increased remote work by us and our customers, economic risk, and the impacts of a shift from in-person to virtual customer events and sales activities.
Board Meetings and Committees
During our fiscal year ended December 31, 2020, our board of directors held nine meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served. We do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, but we strongly encourage our directors to attend. All directors attended the 2020 annual meeting of stockholders.
Our board of directors has established a standing audit committee, a standing compensation committee, and a standing nominating and corporate governance committee. Each of the committees has the composition and the responsibilities described below.
Audit Committee
Our audit committee currently consists of Messrs. Ryan, Smith, and Thompson, with Mr. Ryan serving as chairperson. Each of Messrs. Ryan, Smith, and Thompson is considered an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act and all members of the audit committee are financially literate.
Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee also:
•	oversees the work of our independent registered public accounting firm (“independent auditors”) and our internal control functions;
•	approves the hiring, discharging and compensation of our independent auditors;
•	approves engagements of the independent auditors to render any audit or permissible non-audit services;
•	reviews the qualifications, independence and performance of our independent auditors;
•	reviews the scope of the annual audit;
•	reviews our financial statements and reviews our critical accounting policies and estimates;
•	reviews the adequacy and effectiveness of our internal controls;
•	reviews and discusses with management and our independent auditors the results of our annual audit and our quarterly financial statements;

•	oversees our liquidity needs and borrowing requirements;
•	reviews our investment policy and performance;
•	reviews our risk assessment and risk management processes;
•	establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; and
•	reviews and approves related party transactions under Item 404 of Regulation S-K.
Our audit committee operates under a written charter approved by our board of directors and that satisfies the applicable rules and regulations of the SEC and NASDAQ listing rules. The charter is available on our website at http://investors.blackline.com. Our audit committee held nine meetings during 2020.
Compensation Committee
Our compensation committee currently consists of Messrs. Brennan, Thompson, and Unterman, and Mses. Velastegui and Yamamoto, with Mr. Brennan serving as the chairperson. Ms. Velastegui joined our compensation committee effective August 5, 2020. Mr. Brennan will resign from the compensation committee in connection with his resignation from the Board, and Mr. Unterman will serve as chairperson effective as of the annual meeting.
Our compensation committee oversees our corporate compensation programs. Our compensation committee also:
•	reviews and recommends policies relating to compensation and benefits of our officers and employees;
•	reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other senior officers;
•	evaluates the performance of our officers in light of established goals and objectives;
•	recommends compensation of our officers based on its evaluations;
•	oversees the Company’s efforts to promote diversity and inclusion in its workforce;
•	administers our equity compensation plans; and
•	makes recommendations regarding non-employee director compensation to the full board of directors.
Our compensation committee operates under a written charter approved by our board of directors and that satisfies the applicable rules and regulations of the SEC and NASDAQ listing rules. The charter is available on our website at http://investors.blackline.com. Our compensation committee held ten meetings during 2020.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee currently consists of Messrs. Brennan, Ryan, Smith, and Unterman, with Mr. Unterman serving as the chairperson. Mr. Brennan will resign from the nominating and corporate governance committee in connection with his resignation from the Board. Mr. Smith will serve as chairperson, effective as of the annual meeting.
Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. Our nominating and corporate governance committee also:
•	evaluates and makes recommendations regarding the organization and governance of the board of directors and its committees;
•	assesses the performance of members of the board of directors and makes recommendations regarding committee and chair assignments;
•	recommends desired qualifications for board of directors membership and conducts searches for potential members of the board of directors;
•	reviews and makes recommendations with regard to our corporate governance guidelines;

•	approves our committee charters;
•	oversees compliance with our code of business conduct and ethics;
•	contributes to succession planning;
•	reviews actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by our audit committee; and
•	oversees the board self-evaluation process.
Our nominating and corporate governance committee operates under a written charter approved by our board of directors and that satisfies the applicable rules and regulations of the SEC and NASDAQ listing rules. The charter is available on our website at http://investors.blackline.com. Our nominating and corporate governance committee held seven meetings in 2020.
Compensation Committee Interlocks and Insider Participation
During 2020, our compensation committee was comprised of Messrs. Brennan, Thompson, and Unterman, Ms. Yamamoto, and Ms. Velastegui, effective as of August 5, 2020. Mr. Brennan is the chairperson of our compensation committee. None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
In its evaluation of director candidates, including the members of the board of directors eligible for re-election, our nominating and corporate governance committee considers the current size and composition of the board, the needs of the board and its respective committees, the directors nominated or designated in accordance with the Stockholders’ Agreement, if applicable, and the desired board qualifications, expertise and characteristics, including such factors as business experience and diversity. While we do not have a formal policy with respect to diversity, our nominating and corporate governance committee may consider such factors as differences in professional background, education, skill, race, ethnicity, gender, age and other individual characteristics, qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors. Our board of directors is committed to seeking out highly qualified women and individuals from minority groups and diverse backgrounds, and we will comply with any applicable law or other requirement in this regard. Our nominating and corporate governance committee has engaged an executive search firm to assist in identifying and recruiting potential candidates for membership on our board of directors.
Our nominating and corporate governance committee evaluates each individual in the context of the membership of the board of directors as a group, with the objective of having a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of background and experience in the various areas. Each director should be an individual of high character and integrity. The board of directors annually evaluates the performance of the board of directors and its committees. Our nominating and corporate governance committee reviews self-assessment questionnaires to evaluate the performance of individual members. In determining whether to recommend a director for re-election, our nominating and corporate governance committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the board of directors and the company, and other qualifications and characteristics determined by the board of directors. Each director must ensure that other existing and anticipated future commitments do not materially interfere with his or her service as a director.
After completing their review and evaluation of director candidates, in accordance with the rules of NASDAQ, our nominating and corporate governance committee will recommend a director nominee for selection by our board of directors. Our board has the final authority in determining the selection of director candidates for nomination to our board.
Stockholder Recommendations for Nominations to Our Board
A stockholder that wants to recommend a candidate for election to the board should direct the recommendation in writing by letter to the company, attention of our Chief Legal and Administrative Officer at

BlackLine, Inc., 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367. Such recommendation should include the candidate’s name, home and business contact information, detailed biographical data and relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between us and the candidate, and evidence of the recommending stockholder’s ownership of our stock. Such recommendation should also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership. We do not have a formal policy regarding the consideration of director candidates recommended by stockholders, but subject to the foregoing, our independent directors will consider candidates recommended by stockholders in the same manner as candidates recommended from other sources. Our independent directors have discretion to decide which individuals to recommend for nomination as directors. Our board has the final authority in determining the selection of director candidates for nomination to our board. A stockholder that wants to nominate a person directly for election to the board at an annual meeting of the stockholders must meet the deadlines and other requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC. Any nomination should be sent in writing to BlackLine, Inc., 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367, Attention: Corporate Secretary. To be timely for our 2022 annual meeting of stockholders, our corporate secretary must receive the nomination no earlier than January 10, 2022 and no later than February 9, 2022. Please see the section entitled “Stockholder Proposal Deadlines for 2022 Annual Meeting” in this proxy statement for more information.
Communications with the Board of Directors
In cases where stockholders wish to communicate directly with our non-management directors, messages can be sent to our Chief Legal and Administrative Officer at BlackLine, Inc., 21300 Victory Boulevard, 12th Floor, Woodland Hills, California 91367. Our Chief Legal and Administrative Officer will, in consultation with appropriate directors as necessary, review incoming stockholder communications and decide whether a response to any stockholder or interested party communication is necessary.
This procedure does not apply to (i) communications to non-management directors from our officers or directors who are stockholders or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are discussed further in the section entitled “Stockholder Proposal Deadlines for 2022 Annual Meeting” in this proxy statement.
Code of Business Conduct and Ethics
Our board of directors has adopted a written code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our code of business conduct and ethics is available on the corporate governance section of our website, which is located at http://investors.blackline.com. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.
Director Stock Ownership Guidelines
In February 2020, the compensation committee and the nominating and corporate governance committee recommended, and our board of directors approved, stock ownership guidelines for our directors. Under these guidelines, each director is expected to attain minimum levels of stock ownership equal to 4x the director’s annual cash retainer for service on our board of directors (not including any additional fees received for committee service or serving as a chair of a committee). For purposes of this requirement, shares counted toward these guidelines include any shares outright and in-the-money value of vested but unexercised stock options. The value for purposes of satisfying this requirement is the 90-day trailing average of the closing price of our common stock as of the last trading day of the fiscal year prior to the compliance date. Directors have until the later of February 2025 or, if applicable, the fifth anniversary of the date they join our board of directors to attain the requisite level of ownership. If a director does not achieve the minimum level of ownership by the director’s compliance date, then 50% of the after-tax value of the director’s exercised options or vested RSUs will be retained until the minimum level of ownership for the director is met. As of December 31, 2020, six of our eight non-employee directors had exceeded their requisite level of stock ownership.

CORPORATE RESPONSIBILITY AND SUSTAINABILITY
BlackLine recognizes the importance of a thoughtful approach to corporate citizenship, and our nominating and corporate governance committee is responsible for overseeing our programs relating to corporate responsibility and sustainability, including environmental, social, and corporate governance matters. As we continue to develop our strategies and practices in these areas, we are also committed to growing our programs to best meet the needs of the stakeholders we serve. Our current programs include:
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Community Involvement. We drive social good through our commitment to responsible corporate citizenship across the communities where we operate. Our charitable program provides all employees with the ability to give back and to make a positive impact through employer-matched charitable giving and virtual volunteering. BlackLine proudly supports the Los Angeles Regional Food Bank, the NAACP Legal Defense and Educational Fund, Feeding America, and UNICEF, among other charitable organizations.

•	Environmental Responsibility. We work to reduce the environmental impact of our operations through our sustainability initiatives, including:
○	Reducing waste by providing reusable containers to our employees, and beverages on tap in select facilities.
○	Facilitating electric vehicle use by providing electric vehicle charging stations in select facilities.
○	Partnering with area nonprofits to donate approved used hardware with the authorization of our Information Security team.
○	Reducing air travel by encouraging teleconferencing.
BlackLine’s products also enable our clients to automate their accounting processes, thus potentially reducing the need for voluminous printed financial materials and reducing the related environmental impact.
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Diversity, Equity, and Inclusion. BlackLine strives to provide an environment that is safe, inclusive, equitable, accepting, and supportive for all. Our employee resource groups (ERGs) are open to all employees and support our diversity, equity and inclusion goals. Our ERGs include: women, people of color, LGBTQ+, veterans, and a faith-based group, all of which promote inclusion, belonging and innovation.

Diversity, equity and inclusion are deeply rooted in our culture, and we continue to develop our programs in a manner that reflects that commitment. For example, in 2020, BlackLine hired a Vice President of Inclusion, Equity, and Diversity responsible for evaluating and strengthening our diversity, equity and inclusion programs and initiatives worldwide. We also launched our global unconscious bias program to raise awareness of and address unconscious bias across the organization, and began implementing psychometric and skill-based testing to reduce bias in the interview process.
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Compliance with Laws. BlackLine is committed to complying with all applicable laws in all jurisdictions where it does business, including employment, human rights, and environmental laws and regulations.

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COVID-19 Response. BlackLine has taken a proactive and supportive approach to helping our employees remain healthy and productive through the COVID-19 pandemic. We currently require that the vast majority of our employees work from home, using digital platforms and virtual collaboration tools to maintain productivity and to remain in contact with one another and our customers and business partners. To support and protect our employees, we have also instituted travel bans and restrictions, and have taken precautions in accordance with local laws and guidelines to protect the health and safety of the small number of employees who need to be in our offices to perform their roles. We have also adopted new employee benefits and wellbeing initiatives, including physical, emotional, mental, and social programming, a global employee assistance program, and work from home reimbursement. These programs were recently recognized by the CEO World Awards, which honored BlackLine in the category of “Company Work-From-Home Implementation of the Year.”

BlackLine has also responded to the COVID-19 pandemic by creating customer relief programs to help our community of global accounting and finance professionals in these challenging times. Our customer relief programs have included free access to our entire training library, and offering the Task Management and Reporting modules complimentary for six months to existing customers to enable a more effective remote close. In addition, we announced complimentary coaching sessions with our existing customers.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Outside Director Compensation Policy
Our board of directors initially adopted an Outside Director Compensation Policy in connection with our initial public offering. Members of our board of directors who are not employees are eligible for compensation under our Outside Director Compensation Policy. Accordingly, neither Ms. Tucker nor Mr. Huffman, each an executive officer of BlackLine, is eligible for awards under our Outside Director Compensation Policy.
The Outside Director Compensation Policy was developed in consultation with Compensia, Inc., an independent compensation consulting firm, or Compensia. Compensia provided recommendations and competitive non-employee director compensation data and analyses. Our board of directors considered and discussed these recommendations and data, and considered the specific duties and committee responsibilities of particular directors. Our board of directors adopted Compensia’s recommendations when it approved our Outside Director Compensation Policy, which we believe provides our non-employee directors with reasonable and appropriate compensation that is commensurate with the services they provide and competitive with compensation paid by our peer group companies to their non-employee directors.
The compensation committee periodically reviews the type and form of compensation paid to our non-employee directors, which includes a market assessment and analysis by Compensia. As part of this analysis, Compensia reviews non-employee director compensation trends and data from companies comprising the same executive compensation peer group used by the compensation committee in connection with its review of executive compensation.
Under our Outside Director Compensation Policy as in effect for fiscal year 2020, non-employee directors received compensation in the form of equity and cash, as described below:
Cash Compensation
During fiscal year 2020, each non-employee director was eligible to receive the following annual cash retainers for certain board and/or committee service according to our Outside Director Compensation Policy:
Board/Committee	Chair ($)	Member ($)
Board	—	40,000
Audit Committee	20,000	8,000
Compensation Committee	12,000	5,000
Nominating and Corporate Governance Committee	8,000	4,000
All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.
Equity Compensation
Non-employee directors are eligible to receive all types of equity awards (except incentive stock options) under our 2016 Equity Incentive Plan, or the 2016 Plan, (or the applicable equity plan in place at the time of grant) including discretionary awards not covered under our Outside Director Compensation Policy. All grants of awards under our Outside Director Compensation Policy will be automatic and nondiscretionary.
Initial Award. During fiscal year 2020, upon joining our board, each newly-elected non-employee director received an initial equity award having a grant date fair value equal to $185,000 multiplied by a fraction, (1) the numerator of which is (x) 12 minus (y) the number of full months between the date of the last annual meeting of stockholders and the date the individual becomes a member of the board and (2) the denominator of which is 12, (rounded to the nearest whole share), or the Initial Award. The Initial Award was comprised of stock options and restricted stock units, or RSUs, each having a value of 50% of the aggregate value of the Initial Award. The Outside Director Compensation Policy was subsequently amended to provide the Initial Award solely in the form of RSUs. The Initial Award is granted on the date on which such person first becomes a non-employee director. Subject to the terms of the policy, the Initial Award vests as to 100% of the shares subject thereto upon the earlier of the one-year anniversary of the grant date or the day prior to our next annual meeting of stockholders, subject to the individual’s continued service through the applicable vesting date. A director who is an employee who ceases to be an employee director but who remains a director will not receive an Initial Award.

Annual Award. On the date of our annual meeting of our stockholders, each non-employee director automatically was granted an equity award having a grant date value equal to $185,000, or the Annual Award subject to such individual continuing to be an outside director. The Annual Award was comprised of RSUs. Subject to the terms of the policy, each Annual Award vests as to 100% of the shares subject thereto upon the earlier of the one-year anniversary of the grant date or the day prior to our next annual meeting occurring after the grant date, subject to the individual’s continued service through the applicable vesting date.
The grant date value of all equity awards granted under our Outside Director Compensation Policy is determined in accordance with accounting principles generally accepted in the United States of America.
Any award granted under our Outside Director Compensation Policy will fully vest in the event of a change in control, as defined in our 2016 Plan, provided that the individual remains a director through such change in control.
Director Compensation Table
The following table provides information regarding compensation of our non-employee directors for service as directors, for the year ended December 31, 2020. In the fiscal year ended December 31, 2020, William Griffith, a non-employee director affiliated with Iconiq did not receive compensation for his service as a director. Mr. Griffith resigned from the Board effective February 29, 2020. Each outside director’s reasonable, customary and properly documented travel expenses to attend board meetings is reimbursed by the company.
Name	Fees Earned or Paid in Cash($)(1)	Option Awards ($)(2)	Stock Awards ($)(2)	Total ($)
Jason Babcoke(4)	40,000	—	184,992(3)	224,992
John Brennan(4)	56,000	—	184,992(3)	240,992
William Griffith(5)	—	—	—	—
Owen Ryan(6)	64,000	—	184,992(3)	248,992
Graham Smith(7)	52,000	—	184,992(3)	236,992
Kevin Thompson(8)	53,000	—	184,992(3)	237,992
Thomas Unterman(9)	53,000	—	184,992(3)	237,992
Sophia Velastegui (4)	31,758	—	215,808(3)(10)	247,566
Mika Yamamoto(11)	45,000	—	184,992(3)	229,992
(1)
The amount shown reflects an annual cash retainer for such director’s service as a member of our board of directors and, if applicable, chair of our audit committee, compensation committee or nominating and corporate governance committee, or membership on our audit committee, compensation committee, or nominating and corporate governance committee.

(2)
Stock option awards and RSUs are shown at their aggregate grant date fair value in accordance with authoritative accounting guidance on stock compensation. The fair value of each stock option grant is estimated based on the fair market value on the date of grant using the Black-Scholes option pricing model. The fair value of each RSU is measured based on the closing price of our common stock on the date of grant. For more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 2 of the “Notes to Financial Statements” included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)
Messrs. Babcoke, Brennan, Ryan, Smith, Thompson and Unterman and Mses. Velastegui and Yamamoto were each awarded RSUs covering 3,008 shares of our common stock on May 6, 2020. 100% of the shares subject to the RSUs will vest upon the earlier of May 6, 2021 or the day prior to our next annual meeting of stockholders, subject to each of their continued services with us through such date.

(4)	As of December 31, 2020, Messrs. Babcoke and Brennan and Ms. Velastegui held 3,008 RSUs.
(5)	Mr. Griffith served as a member of our Board until February 29, 2020.
(6)	As of December 31, 2020, Mr. Ryan held 3,008 RSUs, and stock options to purchase a total of 2,874 shares of our common stock.
(7)	As of December 31, 2020, Mr. Smith held 3,008 RSUs, and stock options to purchase a total of 76,896 shares of our common stock.
(8)	As of December 31, 2020, Mr. Thompson held 3,008 RSUs, and stock options to purchase a total of 4,396 shares of our common stock.
(9)	As of December 31, 2020, Mr. Unterman held 3,008 RSUs, and stock options to purchase a total of 16,896 shares of our common stock.
(10)	Ms. Velastegui was awarded RSUs covering 721 shares of our common stock on March 16, 2020. 100% of the shares subject to the RSUs vested in May 2020.
(11)	As of December 31, 2020, Ms. Yamamoto held 3,008 RSUs, and stock options to purchase a total of 766 shares of our common stock.

PROPOSAL NUMBER 1
ELECTION OF CLASS II DIRECTORS
Our board of directors is currently comprised of ten directors and is divided into three staggered classes of directors. At the annual meeting, three Class II directors will be elected to our board of directors by the holders of our common stock to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.
Nominees for Director
Our nominating and corporate governance committee has recommended director nominees for selection by our board of directors, and our board of directors has nominated, Owen Ryan, Kevin Thompson, and Sophia Velastegui for re-election as Class II directors at the 2021 annual meeting of stockholders. If elected, Messrs. Ryan and Thompson and Ms. Velastegui will serve as Class II directors until the 2024 annual meeting and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. For more information concerning the nominees, please see the section entitled “Board of Directors and Corporate Governance.”
Messrs. Ryan and Thompson and Ms. Velastegui have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee who may be proposed by our nominating and corporate governance committee and designated by the present board of directors to fill the vacancy.
Required Vote
The Class II directors will be elected by a plurality of the voting power of the shares present virtually or represented by proxy at the annual meeting and entitled to vote on the election of directors. In other words, the three nominees receiving the highest number of “FOR” votes will be elected as Class II directors. You may vote (i) “FOR” for each director nominee or (ii) “WITHHOLD” for each director nominee. Shares represented by executed proxies will be voted, if authority to do so is not expressly withheld, for the election of Messrs. Ryan and Thompson and Ms. Velastegui. “WITHHOLD” votes and broker non-votes will have no effect on the outcome of this proposal.
Board Recommendation
Our board of directors recommends a vote “FOR” the election to the board of directors of Owen Ryan, Kevin Thompson, and Sophia Velastegui as Class II directors.

PROPOSAL NUMBER 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the year ending December 31, 2021. During 2020, PwC served as our independent registered public accounting firm.
Notwithstanding its appointment and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of our company and its stockholders. Our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If the appointment is not ratified by our stockholders, our audit committee may consider whether it should appoint another independent registered public accounting firm. A representative of PwC is expected to be telephonically present at the virtual annual meeting, where he or she will be available to respond to appropriate questions and, if he or she desires, to make a statement.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents the aggregate fees billed for professional audit services and other services rendered to us by PwC for our fiscal years ended December 31, 2020 and 2019.
	Fiscal Year Ended
	2020	2019
Audit Fees(1)	$2,774,000	$2,824,950
Audit-related Fees(2)	$345,000	$—
Tax Fees(3)	$201,325	$50,000
All Other Fees	$8,640	$8,640
Total Fees	$3,328,965	$2,883,590
(1)
“Audit Fees” consist of professional services rendered in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for 2019 also included fees billed for professional services rendered in connection with our follow-on offerings and our Form S-8 registration statement filed in February 2019. Fees for 2020 also included fees billed for professional services rendered in connection with our Form S-8 registration statement in February 2020 as well as equity evaluation for certain of our foreign employees.

(2)	For 2020, “Audit-related Fees” include fees related to the acquisition of Rimilia.
(3)	“Tax Fees” consist of fees for professional services for tax compliance, tax advice and tax planning.
Auditor Independence
In 2020, there were no other professional services provided by PwC that would have required our audit committee to consider their compatibility with maintaining the independence of PwC.
Audit and Non-Audit Services Pre-Approval Policy
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee (or its delegate) may pre-approve services to be performed by our independent registered public accounting firm without consideration of specific case-by-case services or may require the specific pre-approval of the committee, in either case, in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to PwC for our fiscal years ended December 31, 2020 and 2019 were pre-approved by our audit committee.
Required Vote
Ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2021 requires the affirmative “FOR” vote of a majority of the voting power of the shares present virtually or represented by proxy at the annual meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of voting on this proposal.

Board Recommendation
Our board of directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021.
Audit Committee Report
BlackLine’s management is responsible for (i) establishing and maintaining internal controls and (ii) preparing BlackLine’s consolidated financial statements. BlackLine’s independent registered public accounting firm, PwC, is responsible for performing an independent audit of BlackLine’s consolidated financial statements and BlackLine’s internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or the PCAOB, and to issue a report thereon. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare BlackLine’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•	reviewed and discussed the audited financial statements for fiscal year 2020 with the management of BlackLine and PwC;
•	discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB; and
•
received the written disclosures and the letter from PwC as required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with PwC that firm’s independence.

Based on the audit committee’s review of the audited financial statements and the various discussions with management and PwC, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC. The audit committee has also appointed PwC as the company’s independent registered public accounting firm for the year ending December 31, 2021.
The Audit Committee
Owen Ryan (Chair)
Graham Smith
Kevin Thompson
This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by BlackLine under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent BlackLine specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

PROPOSAL NUMBER 3
ADVISORY NON-BINDING VOTE TO APPROVE THE COMPENSATION OF
NAMED EXECUTIVE OFFICERS
Our board of directors is asking company stockholders to cast an advisory, non-binding vote to approve the compensation of our named executive officers during 2020 as disclosed in this Proxy Statement in accordance with the requirements of Section 14A of the Exchange Act. This Proposal gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.
Advisory Vote on Compensation of Named Executive Officers
We believe that BlackLine’s compensation philosophy and program, as described below in the “Compensation Discussion and Analysis” section of this proxy statement, are effective in achieving our goals, and that the executive compensation reported in this proxy statement is appropriate, competitive, and aligned with our 2020 results. The compensation program for our named executive officers is focused on pay-for-performance principles. The program is designed to attract, motivate, and retain executive officers in a competitive market for executive talent, reward them with more than base salary if and to the extent BlackLine achieves challenging financial performance goals, and align the officers’ interests with the interests of our stockholders to create long-term shareholder value, while at the same time avoiding the encouragement of excessive risk-taking.
For a more detailed discussion of our compensation philosophy, objectives, principles, and programs, we strongly encourage our stockholders to review this proxy statement, and in particular the information contained in the “Compensation Discussion and Analysis” section below and in the compensation tables and narrative that follow it in the “Executive Compensation” section of this proxy statement.
The vote on executive compensation is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers described in this proxy statement.
Our board of directors believes that it is in the best interests of the company and our stockholders to approve the 2020 compensation of our named executive officers, thereby encouraging them to remain in the company’s employ and more closely align their interests with those of our stockholders.
Required Vote
The vote is advisory, which means that the vote is not binding on BlackLine, our compensation committee, or our board. Abstentions are considered votes cast, and thus will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the vote is non-binding, our compensation committee and board value your opinion and will consider the outcome of the vote in making future compensation decisions.
Board Recommendation
Our board of directors recommends an advisory non-binding vote “FOR” the proposal to approve the 2020 compensation of our named executive officers.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of March 15, 2021:
Name	Age	Position
Executive Officers:
Therese Tucker	59	Executive Chair
Marc Huffman	50	President and Chief Executive Officer
Mark Partin	53	Chief Financial Officer
Pete Hirsch	60	Chief Technology Officer
Karole Morgan-Prager	58	Chief Legal and Administrative Officer
Mark Woodhams	58	Chief Revenue Officer
For Ms. Tucker’s and Mr. Huffman’s biographies, see “Continuing Directors.”
Mark Partin has served as our Chief Financial Officer since January 2015 and as our Treasurer since February 2015. Prior to joining us, Mr. Partin served as the Chief Financial Officer for Fiberlink Communications Corporation (now MaaS360, an IBM Company), an Enterprise Mobility Management company from 2005 to 2014. From 1995 to 2005, Mr. Partin served in various senior financial roles for companies such as Headhunter.net, Inc. (now Careerbuilder.com), Contour Medical, Inc. (acquired by Sun Healthcare Group, Inc.), American Health Imaging, and Williams Group International. From 1991 to 1995, Mr. Partin was a CPA and auditor with Arthur Andersen & Co. in Atlanta, Ga. Mr. Partin holds an M.B.A. from Harvard Business School and a B.S. in business administration from the University of Tennessee.
Pete Hirsch has served as our Chief Technology Officer since February 2019. Prior to joining us, he served as Executive Vice President of Technology & Operations at Ellie Mae, a cloud-based mortgage application platform provider, from June 2015 to January 2019. From April 2014 to June 2015, Mr. Hirsch served as Senior Vice President, Ariba Cloud Engineering & Technology, at SAP. From 1994 to 2014, Mr. Hirsch served in various senior engineering roles for companies such as IBM, Valchemy, Inc., Alphablox Corp., and Informix Software, Inc. From 1989 to 1994, Mr. Hirsch was Founder & CEO of 3-D Visions Corp. Mr. Hirsch holds an M.S. in communication systems and a B.S. in electrical engineering from the University of Southern California.
Karole Morgan-Prager has served as our Chief Legal and Administrative Officer since May 2015 and as our Secretary since August 2015 and was named Chief Legal and Administrative Officer in October 2016. Prior to joining us, Ms. Morgan-Prager served as General Counsel and Corporate Secretary of McClatchy Company, a newspaper and internet publisher, from July 1995 to May 2015. She was named Vice President of The McClatchy Company in May 1998 and Vice President, Corporate Development in May 2012. From November 1992 to June 1995, Ms. Morgan-Prager served as Associate General Counsel for The Times Mirror Company, a newspaper publishing company that was acquired by Tribune Co. From October 1987 to October 1992, Ms. Morgan-Prager was an Associate with the law firm Morrison & Foerster, working on corporate securities matters. Ms. Morgan-Prager holds a J.D. from the University of California, Los Angeles and a B.A. in Journalism and Political Science from University of Nevada.
Mark Woodhams has served as our Chief Revenue Officer since January 2021 and as our Senior Vice President of Global Sales from July 2018 to January 2021. Prior to joining us, Mr. Woodhams served in various roles at NetSuite, including managing director from August 2014 to June 2018 and EMEA Sales director from February 2012 to August 2014. Mr. Woodhams has more than 35 years of experience with leading cloud and financial and professional services companies including NetSuite, Oracle, Hyperion, CapGemini and Citicorp.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis describes our executive compensation program and the material elements of our 2020 compensation program applicable to our named executive officers, or NEOs.
The purpose of this section is to provide a detailed discussion of our executive compensation program, policies, practices, and related corporate governance. This section is designed to assist our stockholders in understanding the approach we take to executive compensation, including how our program is designed and linked to our financial performance, and how our executive compensation practices align with the evolution of our business and organizational culture.
Our NEOs for 2020 are:
Therese Tucker, current Executive Chair and former Chief Executive Officer
Marc Huffman, current President and Chief Executive Officer and former President and Chief Operating Officer
Mark Partin, Chief Financial Officer (“CFO”)
Peter Hirsch, Chief Technology Officer
Karole Morgan-Prager, Chief Legal and Administrative Officer (“CLAO”)
Management Changes
In February 2020, we announced the board of directors appointed Mr. Huffman as the Company’s President and Chief Operating Officer, expanding his role from Chief Operating Officer, and nominated Mr. Huffman for election to the board of directors at our 2020 annual meeting of stockholders. In August 2020, we announced that the board of directors elected Mr. Huffman to succeed Ms. Tucker as the Company’s Chief Executive Officer, effective as of January 1, 2021, and that Ms. Tucker will continue to serve on the Board as Executive Chair. We refer to this below as the “CEO Transition.” The discussion below relating to decisions or actions by our CEO refer to Ms. Tucker for actions taken prior to January 1, 2021 and Mr. Huffman for actions taken on or after January 1, 2021.
In addition, in February 2020, Peter Hirsch, our Chief Technology Officer, became an executive officer of the Company in recognition of his expanded role and contributions to our organization.
Fiscal Year 2020 Business Highlights
In fiscal year 2020, we delivered strong results from a financial and operational standpoint, as highlighted by the following:
•	GAAP Revenue grew to $351.7 million, representing an increase of 22% year-over-year.
•	Non-GAAP net income grew to $46.1 million, an increase of 110% over the prior year.
•	Operating cash flow grew to $54.7 million, an increase of 84% over the prior year.
•	Free cash flow grew to $34.7 million, an increase of 77% over the prior year.
Please see Appendix A to this Proxy Statement for a reconciliation of GAAP and non-GAAP net income and free cash flow.
Our Business
Our mission is to transform how finance and accounting departments operate by modernizing accounting through unifying data and processes, automating repetitive work, and driving accountability through visibility. We have created a comprehensive cloud-based software platform designed to automate, centralize, and streamline financial close operations and other key Finance & Accounting processes for large and midsize organizations.
Our Compensation Philosophy
We are committed to developing a compensation program that rewards our executives in direct alignment with the achievement of both near- and long-term business and strategic objectives (i.e., pay-for-performance). In furtherance of this objective, our compensation committee routinely considers appropriate adjustments to the design of our compensation program to reflect our strategic direction and evolving needs of our business. Additionally, our compensation committee seeks to set compensation levels for our executive officers at competitive levels so that we can attract, retain, and motivate highly qualified executives to contribute to our success. In assessing the overall compensation for executive officers, the compensation committee generally considers our financial performance, stockholder returns and position vs. selected peers, market compensation data, executive’s performance, awards given in previous years, and recommendations of our independent consultant.
When making executive compensation decisions, the compensation committee is guided by the following principles:
•	Attracting and retaining senior executives with the right expertise necessary to achieve our strategic objectives and grow our organization
•	Paying for performance to ensure that a significant portion of executives’ compensation is realized when the organization meets its financial results
•
Aligning interests of our executives with stockholders to ensure that executives’ compensation payouts align with the achievement of results that are correlated with long-term value and stock price appreciation

•	Rewarding achievement by providing appropriate levels of awards for attaining both short-term and long-term financial results
Our 2020 executive compensation program consisted of the following core elements:
•	Base salary;
•	Annual cash bonuses;
•	Long-term equity compensation (RSUs and stock options); and
•	Retirement and health benefits
2020 Executive Compensation Highlights
COMPENSATION HIGHLIGHT	UNDERLYING PHILOSOPHY/CONSIDERATIONS
Pay for performance alignment	•
We strive to maintain a pay for performance alignment by allocating a meaningful portion of the overall compensation opportunity for our NEOs in the form of performance-based compensation that is at risk and directly tied to specific financial objectives.

	•	Our performance-based compensation philosophy seeks to align the interests of our NEOs to the interests of our stockholders.
Alignment of performance metrics with key strategic objectives	•
Identifying and selecting the right performance metrics for our performance-based compensation is key to incentivizing our executives to achieve our strategic plan, which promotes the interest of our stockholders.

•
In 2020, our strategic focus was to grow our top-line toward profitability. With this in mind, we selected key performance metrics for the 2020 annual cash bonus plan to drive top-line performance: revenue and Non-GAAP net income.

Market-based base salary increases	•
We adjusted the base salaries of each of our NEOs in April 2020, to better align their base salaries with our competitive market and their expected contributions to our business, and, in the case of Mr. Huffman, to reflect his increased responsibilities in the role of President and Chief Operating Officer in 2020.

COMPENSATION HIGHLIGHT	UNDERLYING PHILOSOPHY/CONSIDERATIONS
Continued focus on executive recruitment and retention	•
While we seek to develop our executive compensation program so that it closely aligns with our pay-for-performance philosophy and rewards achievement of performance goals, this objective must complement other important objectives, including the hiring and retention of executives.

	•	To improve recruitment and strengthen retention, we continued our practice in 2020 of granting equity awards that vest solely over a time-based schedule and are not tied to company performance.
Strong Stockholder Support for our Executive Compensation Programs	•
At the 2020 annual meeting, our stockholders overwhelmingly voted, on an advisory basis, in favor of our NEOs’ compensation with over 90% approval. We believe that the results of this vote affirm our stockholders’ support of our approach to executive compensation.

Compensation Adjustments Related to CEO Transition	•
In connection with the CEO Transition, we adjusted the compensation opportunities for Mr. Huffman and Ms. Tucker in connection with their new roles, effective as of January 1, 2021, including approving each of their new base salaries, Ms. Tucker’s target annual cash compensation, and Mr. Huffman’s 2021 target annual direct compensation.

Pay-for-Performance Discussion
Our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our NEOs. To ensure our NEOs’ interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of their annual target total direct compensation opportunity is “at-risk” and the actual amounts payable to our NEOs will vary above or below target levels commensurate with our performance.
We emphasize performance-based compensation that appropriately rewards our NEOs for delivering financial, operational, and strategic results that meet or exceed pre-established goals through our cash bonus plan and equity awards.
The graphic below illustrates at-risk pay versus fixed and time-based pay for our NEOs for fiscal year 2020.

Executive Compensation Policies and Practices
We maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program regularly to ensure that it supports our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. These policies and practices were in effect during 2020:
What we do
✔	Independent Compensation Committee Advisor. The compensation committee engaged its own independent compensation consultant to assist with the design of the 2020 executive compensation program.
✔	Annual Executive Compensation Review. The compensation committee conducts an annual review of compensation for our NEOs and a review of compensation-related risks.
✔
Compensation At-Risk. The executive compensation program is designed so that a significant portion of executive annual compensation is “at risk” to align the interests of our NEOs and our stockholders. The 2020 Bonus Plan achievement for our NEOs was 89.405% of target based on the challenging goals set by the compensation committee and its review of our performance.

✔
Multi-Year Vesting Requirements. The equity awards granted to our NEOs vest over four years and no portion of the award vests until approximately 12 months after the grant date, consistent with current market practice and our retention objectives.

✔	Limited Perquisites. We provide minimal perquisites and other personal benefits to our NEOs, except where they serve a legitimate business purpose.
✔	Stock Ownership Guidelines. We have robust stock ownership guidelines in order to encourage stock ownership among our directors and executive officers.
What we don’t do
✘
No “Golden Parachute” Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any tax liability that our NEOs might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code (the “Code”).

✘	No Stock Options Granted with an Exercise Price Less Than Fair Market Value. All stock options are granted with an exercise price at the closing market price on the grant date.
✘
No Special Retirement Plans. We do not offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements exclusively to our NEOs.

✘	No Special Health and Welfare Benefits. Our NEOs participate in the same company-sponsored health and welfare benefits programs as our other full-time, salaried employees.
✘
No “Single Trigger” Change of Control Arrangements. No change of control payments or benefits are triggered simply by the occurrence of a change of control. All change-of-control payments and benefits are based on a “double-trigger” arrangement (that is, they either require both a change of control of the company plus a qualifying termination of employment before payments and benefits are paid or, in the case of certain performance awards, require a change of control of the company and the award is not assumed in the acquisition).

✘	No Hedging or Pledging. We have a policy that restricts employees from hedging our securities or pledging our securities as collateral.

Governance of Executive Compensation Program
Role of the Compensation Committee
The compensation committee discharges the responsibilities of our board of directors relating to the compensation of our NEOs. With respect to our NEOs, the compensation committee reviews and approves at the beginning of the year, or more frequently as warranted, their annual base salaries; cash bonus opportunities and cash bonus payments; long-term equity incentive compensation; employment offers (including post-employment compensation arrangements); and other compensation, perquisites, and other personal benefits, if any.
The compensation committee’s practice of developing and maintaining compensation arrangements that are competitive includes a balance between hiring and retaining the best possible talent and maintaining a reasonable and responsible cost structure.
Compensation-Setting Process
We do not establish a specific target for setting the target total direct compensation opportunity of our NEOs. When determining and setting the amount of each compensation element, the compensation committee considers the following factors:
•	our performance against the financial and operational objectives established by the compensation committee and our board of directors;
•	each individual NEO’s skills, experience, and qualifications relative to other similarly situated executives at the companies in our compensation peer group;
•	the scope of each NEO’s role compared to other similarly situated executives at the companies in our compensation peer group;
•
the performance of each individual NEO, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	compensation parity among our NEOs;
•	with respect to NEOs other than our CEO, the recommendations of our CEO; and
•	the compensation practices of our compensation peer group and the positioning of each NEO’s compensation in a ranking of peer company compensation levels.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunities for each NEO.
Role of Management
The compensation committee believes each of our CEO, CFO, CLAO, and Chief People Officer has valuable insight into the day-to-day contributions of our NEOs, and solicits advice and input from each with respect to performance objectives under our annual bonus plan. Our CEO also provides input with respect to adjustments to annual base salaries, annual cash bonus opportunities, long-term equity incentive compensation opportunities, program structures, and other compensation-related matters for our NEOs (other than with respect to her own compensation). The compensation committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our NEOs. None of our officers is involved in decisions regarding their own compensation.
Role of Compensation Consultant
The compensation committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2020, the compensation committee retained Compensia to serve as its compensation advisor. This compensation consultant serves at the discretion of the compensation committee.

During 2020, Compensia regularly attended the meetings of the compensation committee and provided the following services:
•	consulting with the compensation committee chair and other members between compensation committee meetings;
•
providing competitive market data based in part on the compensation peer group for our NEO positions and evaluating how the compensation we pay our NEOs compares both to our performance and to how the companies in our compensation peer group compensate their executives;

•	assessing executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;
•
providing competitive market data based on the compensation peer group for our board of directors and evaluating how the compensation we pay the non-employee members of our board of directors compares to how the companies in our compensation peer group compensate their boards of directors; and

•	reviewing market equity compensation practices, including “burn rate” and “overhang.”
In 2020, Compensia did not provide any services to us other than the consulting services provided to the compensation committee. The compensation committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation. The compensation committee has considered the six specific independence factors adopted by the SEC and reflected in the listing standards of Nasdaq and determined that the work of Compensia did not raise any conflicts of interest.
Competitive Positioning
To compare our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of comparable technology companies. The companies in this compensation peer group were selected on the basis of their similarity to us in size, industry focus, and geographic location. For 2020 pay decisions, the compensation committee used compensation data derived from the most recent update of the compensation peer group. The companies in this compensation peer group were selected on the basis of their similarity to us, based on these criteria:
•	similar revenue size - ~0.5x to ~2.0x our last four fiscal quarter revenue of approximately $279 million (at the time of the peer group review in August 2019);
•	similar market capitalization - ~0.3x to ~3.0x our market capitalization of approximately $2.8 billion (at the time of the peer group review in August 2019);
•	similar revenue growth and market-capitalization to revenue ratio;
•	industry – application software, internet software and services companies, and systems software;
•	executive positions similar in breadth, complexity, and/or scope of responsibility; and
•	competitors for executive talent.
After consultation with Compensia, the compensation committee approved the following compensation peer group for 2020 compensation decisions:
Alteryx	HubSpot	The Trade Desk
Anaplan	Instructure	Varonis Systems
AppFolio	New Relic	Workiva
Avalara	Paylocity Holding	Yext
Cornerstone OnDemand	Qualys	Zendesk
Coupa Software	Rapid7
Everbridge	Smartsheet
To analyze the executive compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings. This information is supplemented with survey data from the Radford Global Technology Survey database of companies that are similar to us in revenue, market capitalization and industry for purposes of providing additional perspective in the case of executive positions where the compensation peer group offered a limited number of relevant data points. This market data was then used as a reference point for the compensation committee to assess our current executive compensation levels in its deliberations on compensation forms and amounts.
The compensation committee reviews our compensation peer group at least annually and adjusts its composition, taking into account changes in both our business and the businesses of the companies in the peer group.
Stockholder Advisory Votes on Named Executive Officer Compensation
Our stockholders have an opportunity to cast an advisory vote to approve (1) our NEOs’ compensation and (2) the frequency of the vote to approve the NEOs’ compensation.
At the 2020 annual meeting, our stockholders voted in favor of annual advisory votes on the NEOs’ compensation and over 90% of the votes cast voted to approve our NEOs’ compensation. We believe that the results of this vote affirm our stockholders’ support of our approach to executive compensation, and therefore we have not made any significant changes to our executive compensation program. We will consider the results from this year’s and future years’ stockholder advisory votes on NEO compensation when making decisions about our executive compensation program.
Individual Compensation Elements
In 2020, the primary elements of our executive compensation program consisted of base salary, an annual cash bonus opportunity, and long-term equity incentive compensation in the form of time-based RSU and option awards.
Base Salary
Base salary represents the fixed portion of the compensation of our NEOs and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we establish the initial base salaries of our NEOs through arm’s-length negotiation at the time we hire the individual NEO, taking into account competitive market data, his or her position, qualifications, experience, prior salary level, and the base salaries of our other NEOs. Thereafter, the compensation committee reviews the base salaries of our NEOs annually and makes adjustments to base salaries as it determines to be necessary or appropriate.
In February 2020, the compensation committee reviewed the base salaries of our NEOs taking into consideration a competitive market analysis prepared by Compensia, the recommendations of our CEO (except with respect to her own base salary), and the other factors described above.
The annual base salaries for our NEOs that were in effect as of the end of 2019 and 2020, respectively, are set forth below. The 2020 annualized base salaries became effective April 16, 2020.
NEO	2019 Base Salary	2020 Base Salary	Percentage Increase
Therese Tucker	$380,000	410,000	8%
Marc Huffman	$350,000	385,000	10%
Mark Partin	$365,000	380,000	4%
Karole Morgan-Prager	$350,000	360,000	3%
Peter Hirsch	$340,000	360,000	6%
In December 2020, effective as of January 1, 2021, the compensation committee increased the base salary of Mr. Huffman to $475,000 and decreased the base salary of Ms. Tucker to $328,000, each in connection with the CEO Transition. In determining these adjustments, the compensation committee considered a competitive market data analysis provided by Compensia of (i) executives at comparable companies that underwent similar transitions and (ii) executive chair compensation, the past and expected future contributions of Mr. Huffman and Ms. Tucker in their new roles, their prior base salary, and internal equity considerations.

Annual Cash Bonuses
Each NEO participated in the 2020 Bonus Plan, which was designed to motivate our NEOs to drive “top line” growth (using a revenue goal) as well as “bottom line” profitability (using a net income goal). Additionally, the Compensation Committee has the discretion to determine achievement of a discretionary component (weighted 20%), as described below.
Target Annual Cash Bonus Opportunities
Each NEO was assigned a target annual cash bonus opportunity, the amount of which was calculated as a percentage of his or her 2020 annual base salary. In February 2020, the compensation committee reviewed the target annual cash bonus opportunities of our NEOs, taking into consideration a competitive market analysis prepared by Compensia, the recommendations of our CEO (except with respect to her own target annual cash bonus opportunity), and the other factors described above.
Following this review, the compensation committee did not make any changes to the target annual cash bonus percentages of our other NEOs.
The 2020 target annual cash bonus opportunities of the NEOs were as follows:
Target Annual Cash Bonus Opportunities
NEO	2020 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2020 Target Annual Cash Bonus Opportunity ($)
Therese Tucker	100%	$410,000
Marc Huffman	100%	$385,000
Mark Partin	60%	$228,000
Karole Morgan-Prager	50%	$180,000
Peter Hirsch	50%	$180,000
Each participant in the 2020 Bonus Plan was eligible to earn from 0% to up to 125% with respect to the financial portion applicable to his or her target annual cash bonus opportunity depending on our actual performance for the year as measured against the financial performance components, and additional amounts under the discretionary component of the 2020 Bonus Plan.
In December 2020, the compensation committee decreased Ms. Tucker’s target annual cash bonus opportunity to 75% in connection with the CEO Transition and effective as of January 1, 2021. In determining this adjustment, the compensation committee considered the same factors it considered in making the adjustment to her base salary as described above.
2020 Bonus Plan Performance Matrix
In February 2020, the compensation committee, with input from management, approved revenue and net income as the performance measures for the financial component under the 2020 Bonus Plan. The compensation committee selected these performance measures because it believed that they were appropriate drivers for our business as they provided a balance between growing our business, and managing our expenses, which enhance stockholder value over the short term.
The 2020 Bonus Plan was to fund based on (1) the extent of our achievement against the target level of each of the financial metrics and (2) the discretion exercised by the compensation committee under the discretionary component, all as set forth below:
2020 Bonus Plan Performance Measure	Category	Target Level	Weighting (%)
Revenue	Financial Component	$359.0 million	50%
Net Income	Financial Component	$26.3 million	30%
Discretionary	Discretionary Component	—	20%

The revenue measure funded with respect to that performance measure as follows:
Percentage Achievement of 2020 Revenue target*	Payment Percentage of Revenue Measure*
97%	60%
99%	99%
100%	100%
101%	128%
102%	150%
The net income measure funded with respect to that performance measure as follows:
Percentage Achievement of 2020 Net Income target*	Payment Percentage of Net Income Measure*
80%	50%
100%	100%
*
If Revenue and Net Income achievement during 2020 is between the percentage levels identified above, then the payment percentage with respect to the applicable performance metric is calculated based on a linear interpolation between those levels (rounded to one decimal).

For purposes of the 2020 Bonus Plan, the financial performance measures had the following meanings:
Performance Measure	Meaning
Revenue	The company’s revenue for the 2020 fiscal year as determined in accordance with GAAP.
Net Income
The company’s “non-GAAP net income (loss)” for the company’s 2020 fiscal year as determined in accordance with how such term is defined in the company’s annual report filed on its Form 10-K on February 25, 2021, including any adjustments for acquisition-related expenses related to any acquisition occurring during the company’s 2020 fiscal year.

The discretionary component was included to provide the compensation committee with flexibility to incent achievement of business goals and objectives that may evolve after the beginning of the year. The compensation committee believed that retaining discretion to fund a portion of the 2020 Bonus Plan irrespective of achievement of the financial component was important to reward our NEOs for achievement of these goals.
2020 Bonus Plan Decisions
In February 2021, the compensation committee reviewed our overall performance for 2020, including performance against the performance measures established under the 2020 Bonus Plan. Using the 2020 Bonus Plan performance measures, the discretion it reserved under the discretionary component, the target performance, actual performance and relative weighting were as follows:
Performance Measure	Target Performance Level	Actual Performance Level	Weighted Payment Percentage
Revenue	$359.0 million	$351.7 million	78.86%
Net Income	$26.3 million	$46.1 million	100%
Discretionary	—	—	100%
The compensation committee determined the payment percentage under the discretionary component after assessing the outstanding contributions of our NEOs in 2020 toward our execution on key initiatives that we expect to have long-term benefits on our business and to drive stockholder value over the long-term, including strong achievements in bookings, execution on key sales, marketing, and recruitment initiatives, strong leadership of the organization during the COVID-19 pandemic and transition of our chief executive officer, and strong execution of the Rimilia acquisition.

Based on this level of achievement, the 2020 Bonus Plan funded at 89.405% of the target amount.
The target annual cash bonus opportunities and the actual cash bonus payments made to the NEOs for 2020 are as follows:
NEO	Target Annual Cash Bonus Opportunity	Total Actual 2020 Cash Bonus Payment
Therese Tucker	$410,000	$366,559
Marc Huffman	$385,000	$344,208
Mark Partin	$228,000	$203,842
Karole Morgan-Prager	$180,000	$160,928
Peter Hirsch	$180,000	$160,928
Long-Term Equity Compensation
The compensation committee believes long-term equity compensation is an effective means for focusing our NEOs on driving increased stockholder value over a multi-year period, providing a meaningful reward for appreciation in our stock price and long-term value creation, and motivating them to remain employed with us.
In April 2020, and consistent with our historical practices, the compensation committee granted equity awards to our NEOs in the form of 50% time-based RSU awards that are settled in shares of our common stock and 50% stock options that are exercisable for shares of our common stock. The compensation committee believed that providing an equal mix of options and RSUs was important to remain competitive with our compensation peer companies, many of whom use a similar mix. RSUs provide retention incentives for our NEOs and reward them for long-term stock price appreciation while at the same time providing some value even if the market price of our common stock declines. Stock options provide incentives for our NEOs to grow our business and drive value for our stockholders.
As with their other elements of compensation, the compensation committee determined the amount of long-term incentive compensation for our NEOs as part of its annual compensation review and after taking into consideration a competitive market analysis, the recommendations of our CEO (except with respect to her own long-term equity compensation), each NEO’s skills, experience, and roll within the organization, the outstanding equity holdings of each NEO (including the vested and unvested status of such equity holdings), the proportion of our total shares outstanding used for annual employee long-term equity compensation awards (our “burn rate”) in relation to the companies in our compensation peer group, the potential voting power dilution to our stockholders (our “overhang”) in relation to the companies in our compensation peer group, and the other factors described above. For Mr. Huffman’s 2020 long-term equity compensation awards, the compensation committee also considered his expected increased responsibilities and contributions in connection with promotion to President and Chief Operating Officer in February 2020.
In 2020, the compensation committee granted equity awards to our NEOs, the material terms of which are described below:
NEO	RSUs (number of shares)	Stock Options (number of shares)	Equity Awards (Aggregate Grant Date Fair Value)
Therese Tucker	67,090	145,970	$7,668,886
Marc Huffman	27,410	59,630	$3,132,986
Mark Partin	52,620	114,480	$6,014,670
Karole Morgan-Prager	17,540	38,160	$2,004,890
Peter Hirsch	20,610	44,840	$2,355,827
Each of the option awards listed in the table above vests as to 25% of the shares underlying the award on May 20, 2021 and as to 1/16th of the shares underlying the award each quarter thereafter, subject to the NEO’s continued service with us.

These awards are subject to additional vesting acceleration as described in the “Potential Payments Upon Termination or Upon Termination or Change of Control” section below.
In December 2020, the compensation committee approved the size of the 2021 equity awards for Mr. Huffman, in connection with his appointment to President and Chief Executive Officer, with an approximate value of $6,000,000, with such awards to be granted in 2021 when equity awards are made to our other officers. In determining the size of Mr. Huffman’s 2021 equity awards, the compensation committee considered the same factors it described above for other long-term equity award decisions, including a competitive market data analysis prepared by Compensia focusing on internal chief executive officer promotions. No decisions were made with respect to equity awards for Ms. Tucker in connection with her transition to Executive Chair.
Employee Benefits
Our NEOs are eligible to participate in our employee benefit programs on the same basis as our other full-time, salaried employees. We sponsor a Section 401(k) profit-sharing plan, which is intended to qualify for favorable tax treatment under Section 401(a) of the Code. Our eligible U.S. employees, including the NEOs, are entitled to participate on the first day of the month following the date of hire. The Section 401(k) plan includes a salary deferral arrangement under which participants may elect to defer up to 100% of their current eligible compensation up to the statutorily prescribed limit. All participants’ interests in their deferrals are 100% vested when contributed. The Section 401(k) plan permits us to make matching contributions and profit-sharing contributions to eligible participants. In 2020, we paid discretionary matching contributions that are fully vested.
In addition, our NEOs are eligible to participate in our employee benefit programs on the same basis as all of our employees. These benefits include medical, dental and vision benefits, disability insurance, basic life insurance coverage, health savings accounts, and accidental death and dismemberment insurance. All NEOs except for Ms. Tucker are also eligible to participate in our employee stock purchase plan (ESPP).
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites, Special Bonuses and Other Personal Benefits
Currently, we do not view perquisites, special bonuses, or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites, special bonuses, or other personal benefits to our NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment and retention purposes.
In June 2018, Ms. Morgan-Prager accepted a temporary assignment to work out of our London offices to lead our efforts in expanding and growing our business in the EMEA region. As part of that temporary assignment, the compensation committee approved a package that provided her with housing and travel expense reimbursements, including for family or guests between the United States and London, tax equalization and tax preparation expense reimbursements, and a one-time cash bonus of $35,000 in recognition of her willingness to participate in this assignment and her expected additional contributions during the assignment. This temporary assignment extended until March 31, 2020, and the compensation committee approved providing her with the same package for the period. She did not receive a one-time cash bonus in 2020.
Employment Arrangements
We entered into written employment offer letters with each of our NEOs, other than Ms. Tucker, and an employment agreement with Ms. Tucker. Each of these employment arrangements was approved on our behalf by the compensation committee or, in certain instances, by our board of directors. Each of these employment arrangements provides for “at will” employment and set forth the compensation arrangements for the NEO, including base salary and an annual cash bonus opportunity.
In filling each of our executive positions, our board of directors or the compensation committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and the compensation committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

For information on the specific terms and conditions of the employment arrangements of the NEOs, see the discussion of “Executive Employment Arrangements” below.
Post-Employment Compensation
We entered into written participation agreements under our Change of Control and Severance Policy, or the Policy, with each of our NEOs (other than Ms. Tucker) and a written employment agreement with Ms. Tucker that provides for change of control and severance payments and benefits.
We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave our company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
We do not consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
We believe that these arrangements are designed to align the interests of management and stockholders when considering the long-term future for the company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive and our investors.
All payments and benefits in the event of a change of control of the company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention power following a change of control and to avoid windfalls, both of which could occur if vesting accelerated automatically as a result of the transaction.
We do not use excise tax payments (or “gross-ups”) relating to a change of control of the company and have no such obligations in place with respect to any of our NEOs.
For information on the change of control and severance agreements for the NEOs, as well as an estimate of the potential payments and benefits payable under these agreements as of the end of 2020, see “Executive Employment Arrangements” and “Potential Payments Upon Termination or Change of Control” below.
Other Compensation Policies and Practices
Policy Prohibiting Hedging or Pledging of Our Equity Securities
Our Insider Trading Compliance Policy prohibits all our employees, including our NEOs, and the members of our board of directors from engaging in derivative securities transactions, including hedging, with respect to our common stock and from pledging our securities as collateral or holding our securities in a margin account.
Executive Stock Ownership Guidelines
In February 2020, the compensation committee and the nominating and corporate governance committee recommended, and our board of directors approved, stock ownership guidelines for our executive officers. Under these guidelines, each executive officer is expected to attain minimum levels of stock ownership equal to 1x (or 5x, in the case of the chief executive officer) the executive officer’s annual base salary. For purposes of this requirement, shares counted toward these guidelines include any shares owned outright and in-the-money value of vested but unexercised stock options. The value for purposes of satisfying this requirement is the 90-day trailing average of the closing price of our common stock as of the last trading day of the fiscal year prior to the compliance date. Executive officers have until the later of February 2025 or, if applicable, the fifth anniversary of the date they become an executive officer or are appointed to their position to comply with these guidelines. If an executive officer does not achieve the minimum level of ownership by the executive officer’s compliance date, then 50% of the after-tax value of the executive officer’s exercised options or vested RSUs will be retained until the minimum level of ownership for the executive officer is met. As of December 31, 2020, three of our five executive officers had exceeded the current guidelines.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code generally limits the amount we may deduct from our federal income taxes for compensation paid to our CEO and certain other current and former executive officers that are “covered employees” within the meaning of Section 162(m) of the Code to $1 million per individual per year, subject to certain exceptions. The regulations promulgated under Section 162(m) of the Code contain a transition rule that applies to companies, such as ours, that become subject to Section 162(m) of the Code by reason of becoming publicly held. Pursuant to this rule, certain compensation granted during a transition period (which ended on the 2020 annual meeting for us) currently is not counted toward the deduction limitations of Section 162(m) of the Code if the compensation is paid under a compensation arrangement that was in existence before the effective date of the initial public offering and certain other requirements are met. While certain of our equity awards may be eligible to be excluded from our deductibility limitation of Section 162(m) of the Code pursuant to this transition rule, the compensation committee has not adopted a policy that all equity or other compensation must be deductible.
In approving the amount and form of compensation for our NEOs in the future, the compensation committee generally considers all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code, as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. The compensation committee may, in its judgment, authorize compensation payments that will or may not be deductible when it believes that such payments are appropriate to attract, retain or motivate executive talent.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Risk Considerations
The compensation committee, in cooperation with management, reviewed our 2020 compensation programs. Our compensation committee believes that the mix and design of the elements of such programs do not encourage our employees to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on our company. We have designed our compensation programs to be balanced so that our employees are focused on both short and long-term financial and operational performance. In particular, the weighting towards long-term incentive compensation discourages short-term risk taking. Goals are appropriately set with targets that encourage growth in the business, while doing so in a manner that encourages profitability.
Executive Employment Arrangements
Therese Tucker. On August 24, 2016, we entered into an employment agreement with Ms. Tucker. The employment agreement has an initial term of three years from January 1, 2016 and is expected to automatically renew on each year thereafter, unless we or Ms. Tucker provides the other party at least 30 days written notice. The employment agreement automatically renewed for a one-year term on January 1, 2021. In the event of a “change in control” (as defined in Ms. Tucker’s agreement), the term will extend for an additional two years from the date of such change in control.
The employment agreement provides Ms. Tucker with an initial annual base salary of $350,000 and an on-target bonus opportunity equal to 100% of her base salary, based upon achievement of performance objectives to be determined by our compensation committee. Ms. Tucker’s base salary was $410,000 as of December 31, 2020, and, in connection with her transition to Executive Chair, was reduced to $328,000 and her on-target bonus opportunity was reduced to 75% of her base salary, each effective January 1, 2021.
Ms. Tucker’s employment agreement also provides that if her employment is terminated by us without “cause” (excluding by death or disability), we decide to not renew Ms. Tucker’s agreement, or Ms. Tucker resigns for “good reason” (as such terms are defined in Ms. Tucker’s agreement), Ms. Tucker will receive (i) a lump sum payment equal to 18 months of Ms. Tucker’s base salary then in effect; (ii) a lump sum payment equal to the premium costs for Ms. Tucker and her eligible dependents to continue health insurance coverage under COBRA for 18 months; (iii) a lump sum amount equal to the prorated portion of Ms. Tucker’s annual bonus for the year of termination that would have been paid to Ms. Tucker had Ms. Tucker been employed by us for the entire fiscal year of termination, based on actual performance for the year (and assuming any individual performance goals would have been met at target levels); and (iv) a lump sum amount equal to the earned but unpaid bonus for the prior fiscal year, if any.
Ms. Tucker’s employment agreement also provides that if Ms. Tucker’s employment is terminated by us without “cause” (excluding by death or disability), we decide to not renew Ms. Tucker’s agreement, or Ms. Tucker resigns for “good reason” and such termination occurs in connection with, or within three months before or 24 months after a “change of control” (as such term is expected to be defined in Ms. Tucker’s agreement), Ms. Tucker will receive (i) a lump sum payment equal to 12 months of Ms. Tucker’s base salary then in effect, or, if greater, as in effect immediately prior to the change of control; (ii) a lump sum payment equal to the premium costs for Ms. Tucker and her eligible dependents to continue health insurance coverage under COBRA for 12 months; (iii) a lump sum amount equal to the earned but unpaid bonus for the prior fiscal year, if any; and (iv) 100% of the shares subject to Ms. Tucker’s outstanding company equity awards will vest and, to the extent applicable, become exercisable.
Ms. Tucker’s employment agreement also provides that if her employment is terminated due to her death or disability, Ms. Tucker will receive (i) a lump sum amount equal to the earned but unpaid bonus for the prior fiscal year, if any and (ii) a lump sum amount equal to the Ms. Tucker’s target bonus, pro-rated to reflect time served in the year of termination. Any receipt of severance benefits by Ms. Tucker will be contingent upon her execution and non-revocation of a separation agreement and release of claims against us. In the event any of the payments provided for under Ms. Tucker’s employment agreement or otherwise payable to Ms. Tucker would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, could be subject to the related excise tax under Section 4999 of the Code, she would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to her. Ms. Tucker’s employment agreement does not require us to provide any tax gross-up payments.
Marc Huffman. We entered into an employment letter with Mr. Huffman in connection with his commencement of employment with us in 2018. The employment letter has no specific term and provides for “at will” employment. As of December 31, 2020, Mr. Huffman’s annual base salary was $385,000 (increased to $475,000, effective January 1, 2021 in connection with his promotion to President and Chief Executive Officer) and his annual on-target bonus opportunity was 100% of his annual base salary. The employment letter also provides Mr. Huffman with equity awards that have been previously granted and severance and change of control payments and benefits under the Policy (described below). Mr. Huffman is also reimbursed for travel in compliance with the company’s travel policy.
Mark Partin. We entered into a confirmatory employment letter with Mr. Partin. The confirmatory employment letter has no specific term and provides for “at-will” employment. As of December 31, 2020, Mr. Partin’s annual base salary was $380,000 and his annual on-target bonus opportunity was 60% of his annual base salary.
Karole Morgan-Prager. We entered into a confirmatory employment letter with Ms. Morgan-Prager. The confirmatory employment letter has no specific term and provides for “at-will” employment. As of December 31, 2020, Ms. Morgan-Prager’s annual base salary was $360,000 and her annual on-target bonus opportunity was 50% of her annual base salary.

Peter Hirsch. We entered into an employment letter with Mr. Hirsch. The employment letter has no specific term and provides for “at-will” employment. As of December 31, 2020, Mr. Hirsch annual base salary was $360,000 and his annual on-target bonus opportunity was 50% of his annual base salary.
Compensation Committee Report
The compensation committee has reviewed and discussed with management the section titled “Executive Compensation” (the “Executive Compensation Disclosure”), including, without limitation, the disclosure under the heading “Compensation Discussion and Analysis,” summary executive compensation tables and related narrative information included in this proxy statement. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation Disclosure” be included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Respectfully submitted by the members of the compensation committee of our board of directors:
John Brennan (Chair)
Kevin Thompson
Thomas Unterman
Sophia Velastegui
Mika Yamamoto
This compensation committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by BlackLine under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent BlackLine specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

Summary Compensation Table
The following table presents information concerning the total compensation of our NEOs for services rendered to us in all capacities during the years ended December 31, 2020, 2019, and 2018.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)	Alternate Total ($)(5)
Therese Tucker(*) Executive Chair	2020	401,250	—	3,837,376	3,831,510	366,559	1,000	8,437,695
	2019	380,000	—	19,203,288	2,298,226	422,826	247,818	22,552,158	5,638,016
	2018	380,000	—	2,010,166	2,028,294	330,600	—	4,749,060	4,749,060
Marc Huffman(*) President and Chief Executive Officer	2020	374,792	—	1,567,601	1,565,385	344,208	12,400	3,864,386
	2019	350,000	—	1,276,360	1,281,441	389,445	11,200	3,308,446	3,308,446
	2018	310,288	—	3,185,112	6,626,000	268,627	10,688	10,400,715	10,400,715
Mark Partin Chief Financial Officer	2020	375,625	—	3,009,542	3,005,128	203,842	12,400	6,606,537
	2019	365,000	—	1,497,734	1,503,772	243,681	28,988	3,639,175	3,639,175
	2018	365,000	—	1,200,011	1,211,150	158,775	11,000	2,945,936	2,945,936
Karole Morgan-Prager Chief Legal and Administrative Officer	2020	357,083	—	1,003,181	1,001,709	160,928	387,913	2,910,814
	2019	348,333	35,000	590,331	592,557	194,723	294,423	2,055,367	2,055,367
	2018	340,000	35,000	598,314	603,621	118,320	152,791	1,848,046	1,848,046
Pete Hirsch Chief Technology Officer	2020	354,167	—	1,178,790	1,177,037	160,928	12,498	2,883,420
(1)	For Ms. Morgan-Prager, the amounts in this column represent a cash bonus for her temporary assignment to London and additional responsibilities in overseeing the facilities and procurement functions.
(2)
The amounts in these columns represent the aggregate grant date fair value of stock and option awards as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in Note 2 to our financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2020. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Ms. Tucker’s 2019 Option Awards include a value of $2,289,146 related to a stock option granted in 2019 and a value of $16,914,142 related to a performance-based option to purchase 482,800 shares of our common stock (the “Performance-Based Option”) granted in 2016. Although the Performance-Based Option was legally granted in 2016, there was no accounting measurement date and therefore no fair value to be included in this table until the 2019 cash flow target was set in 2019. When that cash flow target was set, the fair value of $16,914,142 was determined, although it the targets were not met and Ms. Tucker did not earn any of this Performance-Based Option and this Performance-Based Option was forfeited. Accordingly, we did not recognize any of this non-cash expense associated with the Performance-Based Option in 2019. See “2016 CEO Performance-Based Equity Award” below for additional details on the terms of this award.

(3)	The amounts in this column represent annual incentives earned under our bonus plans for the applicable fiscal year.
(4)
Consists of 401(k) plan matching contributions for Messrs. Partin, Huffman and Hirsch and Ms. Morgan-Prager in the amount of $11,400 each in 2020 and in 2019 the amount of $11,200 for Messrs. Partin and Huffman. In 2020, this amount also includes a $1,000 spot bonus. In 2019, this amount also includes the following: (i) in the case of Ms. Tucker, $125,000 related to the costs to cover her HSR filing fees, plus $61,436 relating to the tax gross up on such amount, as well as $61,382 paid for earned and unused days of PTO and (ii) for Mr. Partin, $17,788 paid for earned and unused days of PTO. In the case of Ms. Morgan-Prager, this amount includes the following for 2018, 2019, and 2020:

Year	401(k) Plan Matching Contributions ($)	Earned and Unused Days of PTO Paid ($)	Housing Costs in London ($)	Tax Gross Up on Housing Costs ($)	US and Foreign Tax Equalization Payment ($)	Tax Gross Up on US and Foreign Tax Equalization ($)	Other Tax Payments ($)	Travel Expense Reimbursements for Family Between the US and London ($)	Tax Gross Up on Travel Expense Reimbursements ($)	Fees for Tax Preparation Services ($)	Tax Gross Up on Fees for Tax Preparation Services ($)	Spot Bonus ($)	Total ($)
2020	11,400	—	29,184	28,698	154,782	152,203	5,291	—	—	2,700	2,655	1,000	387,913
2019	11,200	8,669	110,361	108,522	—	—	—	25,369	24,947	2,700	2,655	—	294,423
2018	11,000	—	55,465	54,541	—	—	—	16,026	15,759	—	—	—	152,791
(5)
The Total column shows the aggregate compensation for Ms. Tucker under the SEC rules. As discussed in footnote 2, a significant portion of this total relates to a performance-based option grant made in 2016. Although the SEC rules require the grant date fair value of this award be included in the Summary Compensation Table for 2019, at the time the accounting fair value was determined, we also determined that the Performance-Based Option was highly unlikely to be earned. Accordingly, we believe that a more representative view of Ms. Tucker’s 2019 compensation should not include the accounting value of an award made in 2016 that is highly unlikely to be earned as reflected in this “Alternate Total” column.

2016 CEO Performance-Based Equity Award
Performance-Based Option. The Performance-Based Option covers 482,800 shares of our common stock. The shares subject to the Performance-Based Option vest based on achievement of certain performance metrics and Ms. Tucker’s continued service with us through the date on which achievement is determined by our board of directors or its authorized committee. For the period beginning on January 1, 2016 and ending on December 31, 2019, or the Performance Period, if we achieve yearly cash flow targets as determined by our board of directors concurrently with the annual budget process for each of our fiscal years, or the Cash Flow Metric, then the Performance-Based Option vests based on the extent of our achievement of cumulative annual recurring revenue targets during the Performance Period. If our board of directors determines that the Cash Flow Metric was met during the Performance Period but we did not achieve the full cumulative annual recurring revenue targets during the Performance Period (which was the result as of December 31, 2019), then the portion of the Performance-Based Option that becomes eligible to vest and become exercisable but failed to vest during the Performance Period may be eligible to vest and become exercisable based on the extent of our achievement of an additional cash flow target for 2020 and a cumulative annual recurring revenue target during the period beginning on January 1, 2016 and ending on December 31, 2020. In 2019, our board of directors set the 2019 cash flow target for the Performance-Based Option, and, as a result, the fair value of this grant was determined in 2019. In 2019 the targets were not met and Ms. Tucker was not eligible to earn any of this Performance-Based Option. As a result, this Performance-Based Option was forfeited. See “Summary Compensation Table” for additional details.
If, upon a “change of control” (as defined in Ms. Tucker’s employment agreement), the Performance-Based Option is not vested and exercisable and is not assumed or substituted for, then it is intended that, immediately prior to such change of control, the Performance-Based Option will vest as to 100% of the shares subject to the Performance-Based Option. If, upon a change of control, the Performance-Based Option is assumed and substituted for and cumulative annual recurring revenue thresholds are met (which are based on the year in which the change of control occurs), then, immediately prior to the change of control, the Performance-Based Option will vest and become exercisable as to the number of shares subject to the Performance-Based Option equal to 1/48th of the number of shares subject to the Performance-Based Option multiplied by the total number of completed months between the date the Performance-Based Option is granted and the consummation of the change of control, rounded down to the nearest whole share, and the remaining shares will become vested and exercisable at a rate of 1/48th of the number of shares subject to the Performance-Based Option per month through the four year anniversary of the date the Performance-Based Option is granted, subject to Ms. Tucker’s continued service with us through each such vesting date.
The Performance-Based Option was granted subject to the terms and conditions of our 2014 Plan and the option agreement thereunder.

Grants of Plan-Based Awards During 2020
The following table presents information regarding grants of plan-based awards made to our NEOs during 2020:
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Equity Grants(2)
Name	Grant Date	Threshold	Target	Maximum	Number of Securities Underlying Restricted Stock Units (#)	Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Therese Tucker	4/15/2020					145,970	57.11	3,837,376
	4/15/2020				67,090			3,831,510
	N/A	$184,500	$410,000	$553,500

Marc Huffman	4/15/2020					59,630	57.11	1,567,601
	4/15/2020				27,410			1,565,385
	N/A	$173,250	$385,000	$519,750

Mark Partin	4/15/2020					114,480	57.11	3,009,542
	4/15/2020				52,620			3,005,128
	N/A	$102,600	$228,000	$307,800

Karole Morgan-Prager	4/15/2020					38,160	57.11	1,003,181
	4/15/2020				17,540			1,001,709
	N/A	$81,000	$180,000	$243,000

Pete Hirsch	4/15/2020					44,840	57.11	1,178,790
	4/15/2020				20,610			1,177,037
	N/A	$81,000	$180,000	$243,000
(1)	Each of these grants was made pursuant to the 2020 Annual Bonus Plan, as described above.
(2)	Each of these grants was made pursuant to the 2016 Plan, as defined above.
(3)
The amount in this column represents the aggregate grant date fair value of stock and option awards as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in Note 2 to our financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2020.

Outstanding Equity Awards at Year-End
The following table presents information concerning all outstanding equity awards held by each of our NEOs as of December 31, 2020:
		Option Awards					Stock Awards
Named Executive Officer	Grant Date(1)	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested ($)(6)
Therese Tucker	10/17/16(2)	—	—	482,800	14.00	10/16/26
	10/17/16(3)	96,560	—	—	14.00	10/16/26
	3/6/18(4)	65,367	29,713	—	44.41	3/5/28
	3/6/18(5)						14,273	1,903,733
	5/15/19(7)	43,430	55,840	—	48.65	5/15/29
	5/15/19(8)						26,573	3,544,307
	4/15/20(9)	—	145,970	—	57.11	4/15/30
	4/15/20(10)						67,090	8,948,464

		Option Awards					Stock Awards
Named Executive Officer	Grant Date(1)	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested ($)(6)
Mark Partin	3/30/15(11)	200,176	—	—	14.00	3/29/25
	10/17/16(12)	48,280	—	—	14.00	10/16/26
	3/6/18(4)	39,022	17,738	—	44.41	3/5/28
	3/6/18(5)						8,523	1,136,798
	5/15/19(7)	28,415	36,535	—	48.65	5/15/29
	5/15/19(8)						17,388	2,319,211
	4/15/20(9)	—	114,480	—	57.11	4/15/30
	4/15/20(10)						52,620	7,018,456
Marc Huffman	2/13/18(13)	87,100	100,000	—	33.13	2/12/28
	2/13/18(14)						100,000	13,338,000
	5/15/19(7)	3,460	31,135	—	48.65	5/15/29
	5/15/19(8)						14,817	1,976,291
	4/15/20(9)	—	59,630	—	57.11	4/15/30
	4/15/20(10)						27,410	3,655,946
Pete Hirsch	2/25/19(15)						19,874	2,650,794
	2/25/19(16)	32,103	41,277	—	52.54	2/25/29
	4/15/20(9)	—	44,840	—	57.11	4/15/30
	4/15/20(10)						20,610	2,748,962
Karole Morgan-Prager	10/17/16(17)	117,260	—	—	14.00	10/16/26
	3/6/18(4)	19,456	8,844	—	44.41	3/5/28
	3/6/18(5)						4,248	566,598
	5/15/19(7)	11,200	14,400	—	48.65	5/15/29
	5/15/19(8)						6,852	913,920
	4/15/20(9)	—	38,160	—	57.11	4/15/30
	4/15/20(10)						17,540	2,339,485
(1)	Each of the outstanding equity awards was granted pursuant to our 2014 Equity Incentive Plan, or 2014 Plan or 2016 Plan, as applicable.
(2)
The shares vest based on achievement of certain performance metrics and Ms. Tucker’s continued service with us through the date on which achievement is determined by our board of directors or its authorized committee. See “2016 CEO Performance-Based Equity Award” above for additional details on the terms of this award.

(3)
Twenty-five percent (25%) of the shares (rounded down to the nearest whole number of shares) vest on each of the first four anniversaries of the vesting commencement date (January 1, 2016), subject to continued service with us through each applicable vesting date. At December 31, 2020, all shares were vested.

(4)
Twenty-five percent (25%) of the shares underlying this option vest on the first anniversary of the vesting commencement date (February 20, 2018), and 1/16th of the shares subject to the option vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date.

(5)
Twenty-five percent (25%) of the shares underlying this RSU award vest on the first anniversary of the vesting commencement date (February 20, 2018) and 1/16th of the shares underlying this RSU award will vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date.

(6)	These market values are determined by multiplying the number of shares by the fair market value per share of common stock on December 31, 2020 (the last trading day of 2020), or $133.38.
(7)
Twenty-five percent (25%) of the shares underlying this option vest on the first anniversary of the vesting commencement date (February 20, 2019), and 1/16th of the shares subject to the option vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date.

(8)
Twenty-five percent (25%) of the shares underlying this RSU award vest on the first anniversary of the vesting commencement date (February 20, 2019) and 1/16th of the shares underlying this RSU award will vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date.

(9)
Twenty-five percent (25%) of the shares underlying this option vest on the first anniversary of the vesting commencement date (May 20, 2020), and 1/16th of the shares subject to the option vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date.

(10)
Twenty-five percent (25%) of the shares underlying this RSU award vest on the first anniversary of the vesting commencement date (May 20, 2020) and 1/16th of the shares underlying this RSU award will vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date.

(11)
Twenty-five percent (25%) of the shares (rounded down to the nearest whole number of shares) vest on each of the first four anniversaries of the vesting commencement date (January 20, 2015), subject to continued service with us through each applicable vesting date. At December 31, 2020, all shares were vested.

(12)
Twenty-five percent (25%) of the shares (rounded down to the nearest whole number of shares) vest on each of the first four anniversaries of the vesting commencement date (September 27, 2016), subject to continued service with us through each applicable vesting date. At December 31, 2020, all shares were vested.

(13)
Twenty-five percent (25%) of the shares vest on each of the first four anniversaries of the vesting commencement date (February 13, 2018), subject to Mr. Huffman’s continued role as a service provider to us through each vesting date.

(14)
Twenty-five percent (25%) of the shares underlying this RSU award vest on each of the first four anniversaries of the vesting commencement date (February 13, 2018), subject to Mr. Huffman’s continued role as a service provider to us through each vesting date.

(15)
Twenty-five percent (25%) of the shares underlying this RSU award vest on the first anniversary of the vesting commencement date (February 20, 2019) and 1/16th of the shares underlying this RSU award will vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date.

(16)
Twenty-five percent (25%) of the shares underlying this option vest on the first anniversary of the vesting commencement date (February 20, 2019), and 1/16th of the shares subject to the option vest every three months thereafter on the same day of the month as the vesting commencement date, subject to continued service with us through each vesting date.

(17)
Twenty-five percent (25%) of the shares (rounded down to the nearest whole number of shares) vest on each of the first four anniversaries of the vesting commencement date (September 27, 2016), subject to continued service with us through each applicable vesting date. At December 31, 2020, all shares were vested.

Stock Option Exercises and Stock Awards Vested During 2020
The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2020 by each of our NEOs. The value realized on exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the stock options.
	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Therese Tucker	—	—	32,085	2,500,670
Mark Partin	160,000	9,762,406	20,340	1,582,927
Marc Huffman	33,655	2,153,538	61,523	4,124,983
Karole Morgan-Prager	155,870	8,869,051	8,726	681,728
Pete Hirsch	—	—	15,456	1,173,640
(1)	Reflects the aggregate number of shares of common stock underlying the stock options that were exercised in 2020.
(2)
Calculated by multiplying (i) the difference between (x) the sale price for shares of common stock sold concurrently with the exercise of an option, and if not, the fair market value of common stock on the option exercise date, which was determined using the closing price on NASDAQ of a share of common stock on the option exercise date, and (y) the exercise price of the option, by (ii) the number of shares of common stock acquired upon exercise.

Potential Payments Upon Termination or Change of Control
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below, assuming that the triggering event took place on December 31, 2020, the last day of our fiscal year.
Named Executive Officer	Qualifying Termination Not in connection with a Change of Control($)	Termination due to death or Disability	Qualifying Termination in connection with a Change of Control($)(1)
Therese Tucker
Cash severance	$1,025,000	$410,000	$410,000
Continued health coverage	$18,981	$—	$28,472
Accelerated equity vesting(2)	$—	$—	$32,904,524

Marc Huffman
Cash severance	$192,500	$—	$192,500
Continued health coverage	$8,043	$—	$8,043
Accelerated equity vesting(2)	$—	$—	$36,181,286

Mark Partin
Cash severance	$190,000	$—	$190,000
Continued health coverage	$13,096	$—	$13,096
Accelerated equity vesting(2)	$—	$—	$23,879,615

Karole Morgan-Prager
Cash severance	$180,000	$—	$180,000
Continued health coverage	$3,933	$—	$3,933
Accelerated equity vesting(2)	$—	$—	$8,737,429

Pete Hirsch
Cash severance	$180,000	$—	$180,000
Continued health coverage	$15,540	$—	$15,540
Accelerated equity vesting(2)	$—	$—	$12,156,535
(1)
A qualifying termination of employment is considered “in connection with a change of control” if such termination occurs within the period commencing three (3) months before and ending twelve (12) months (or twenty-four (24) months for Ms. Tucker) after a “change of control”.

(2)
For purposes of valuing accelerated vesting, the values indicated in the table are calculated, with respect to stock options, as the aggregate difference between $133.88, the closing price of a share of our common stock on December 31, 2020 (the last trading day of 2020), and the exercise price of the applicable option, multiplied by the number of unvested shares accelerated, and, with respect to time-based RSUs, $133.88 multiplied by the number of unvested RSUs accelerated. For Ms. Tucker, the amount above excludes her Performance-Based Option.

Therese Tucker
We entered into an employment agreement with Ms. Tucker that provides for change of control and severance benefits under certain circumstances. See “Executive Employment Arrangements—Therese Tucker” for further details.

Marc Huffman, Mark Partin, Karole Morgan-Prager and Pete Hirsch
Our board of directors approved the following change of control and severance benefits for our NEOs and other key employees, other than Ms. Tucker, that are set forth in our Policy:
If we terminate an executive officer’s employment other than for “cause,” death or “disability” or such participant resigns for “good reason” during the period from the period beginning on a “change of control” (as such terms are defined in the Policy) and ending 12 months following a change of control (the “change of control period”), such executive officer will be eligible to receive the following severance benefits (less applicable tax withholdings):
•
100% of the executive officer’s then-outstanding and unvested equity awards granted in 2018, 2019, and 2020 or in connection with his or her hiring or promotion, as applicable, will become fully vested and exercisable and any applicable performance goals will be deemed achieved at 100% of target levels;

•
A lump sum cash amount equal to six months of the executive officer’s base salary in effect immediately prior to the termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then the executive officer’s annual base salary in effect immediately prior to such reduction) or the change of control, whichever is greater; and

•
Payment or reimbursement of continued health coverage for the executive officer and the executive officer’s eligible dependents under COBRA for a period of up to six months or a taxable lump sum payment in lieu of payment or reimbursement, as applicable.

If we terminate an executive officer’s employment other than for “cause,” death, or “disability” outside of the change of control period, such executive officer will be eligible to receive the following severance benefits (less applicable tax withholdings):
•	A lump sum cash amount equal to six months of the executive officer’s base salary in effect immediately prior to the termination; and
•
Payment or reimbursement of continued health coverage for the executive officer and the executive officer’s eligible dependents under COBRA for a period of up to six months or a taxable lump sum payment in lieu of payment or reimbursement, as applicable.

To receive the severance benefits upon a qualifying termination, an executive officer must sign and not revoke our standard separation agreement and release of claims within the timeframe set forth in the Policy. If any of the payments provided for under the Policy or otherwise payable to an executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax under Section 4999 of the Code, then the executive officer will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him or her. The Policy does not require us to provide any tax gross-up payments to any executive officer.

Equity Compensation Plan Information
The following table summarizes information about our equity compensation plans as of December 31, 2020. Information is included for equity compensation plans approved by our stockholders. We do not have any non-stockholder approved equity compensation plans.
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted- average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,015,550(1)	$35.03(2)	13,381,259(3)
Equity compensation plans not approved by security holders	—	—	—
Total	5,015,550	$35.03	13,381,259
(1)
The amount consists of 2,944,095 options to purchase shares of our common stock under our 2016 Plan and 2014 Plan that contain service-only vesting conditions and 2,071,455 shares subject to outstanding RSUs. The amount excludes options granted to purchase 482,800 shares of common stock at an exercise price of $14.00 per share to two executive officers during fiscal 2016 that vest upon meeting certain performance conditions and continued service.

(2)
Indicates a weighted average price for outstanding options to purchase 2,944,095 shares of our common stock under our 2016 Plan and 2014 Plan that contain service-only vesting conditions and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(3)
Consists of 12,193,468 shares of our common stock reserved for issuance under our 2016 Plan and 1,187,791 shares of our common stock reserved for issuance under our 2018 Employee Stock Purchase Plan. Our 2016 Plan provides that on the first day of each fiscal year beginning with the 2017 fiscal year, the number of shares of our common stock available for issuance thereunder will be increased in an amount equal to the least of (i) 6,196,000 shares, (ii) 5% of the total number of shares of our common stock outstanding on the last day of the immediately preceding fiscal year or (iii) a lower number of shares determined by our board of directors or a committee thereof. On January 1, 2021, the number of shares of our common stock reserved for issuance under our 2016 plan increased by 2,884,105 shares pursuant to this provision. This increase is not reflected in the table above.

CEO Pay Ratio
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.
Measurement Date
We identified the median employee using our employee population on November 1, 2020 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).
Consistently Applied Compensation Measure (CACM)
Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee: a) annual base pay, b) annual target cash incentive opportunity, and c) the estimated grant date fair value for equity awards granted as of November 1, 2020. In identifying the median employee, we converted compensation amounts paid in foreign currencies based on the applicable year-to-date average exchange rate as of November 1, 2020, and annualized the compensation values of individuals that joined our company during 2020. We did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments.

Methodology and Pay Ratio
After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.
Our median employee compensation as calculated using Summary Compensation Table requirements was $185,216. Our Chief Executive Officer’s compensation as reported in the Summary Compensation Table was $8,437,695. Therefore, our CEO Pay Ratio for 2020 is approximately 46 to 1.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the compensation committee nor management of the company used the CEO Pay Ratio measure in making compensation decisions.

RELATED PERSON TRANSACTIONS
Related Person Transactions
The following is a summary of transactions since January 1, 2020 to which we have been or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors, nominees for director, promoters or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy statement titled “Compensation Discussion and Analysis.”
Stockholders’ Agreement
We are party to the Stockholders’ Agreement, which contains specific rights, obligations and agreements of our Stockholder Parties as owners of our common stock. In addition, the Stockholders’ Agreement contains provisions related to the composition of our board of directors, which are discussed under the section titled “Board of Directors and Corporate Governance—Composition of the Board.”
Voting Agreement
Under the Stockholders’ Agreement, our Stockholder Parties have agreed to take all necessary action, including casting all votes to which such existing owners are entitled to cast at any annual or special meeting of stockholders, so as to ensure that the composition of our board of directors and its committees complies with (and includes all of the nominees in accordance with) the provisions of the Stockholders’ Agreement related to the composition of our board of directors, which are discussed under the section titled “Board of Directors and Corporate Governance—Composition of the Board.”
Registration Rights Agreement
We are party to an Amended and Restated Registration Rights Agreement with our Stockholder Parties, dated as of October 27, 2016, or the Registration Rights Agreement. Under the Registration Rights Agreement Ms. Tucker is entitled to certain S-3 registration rights and we will be required to pay the registration expenses (other than underwriting discounts and commissions and stock transfer taxes) of the shares registered. The registration rights have terminated as to the other parties. On November 13, 2017, we filed a shelf registration statement on Form S-3 for the sale of 33,738,329 shares of our common stock then held by our Stockholder Parties and for the sale of up $100,000,000 of any combination of our common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights and units. This registration statement was declared effective by the SEC on November 17, 2017.
The registration rights described above apply to (i) shares of our common stock held by Ms. Tucker and her affiliates, and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions, or Registrable Securities. These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act or repurchased by us or our subsidiaries. In addition, with the consent of the company and holders of a majority of Registrable Securities, any Registrable Securities held by a person will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.
Employment Arrangement
Isaac Tucker, who is the son of Ms. Tucker, our Executive Chair, was employed by us from 2006 to November 2020, serving as Chief Product Officer. His 2020 total cash compensation, which is comprised of his base salary and tax gross-up, was $174,704, and was in line with similar roles at the company and similarly situated executives in our competitive market.
Indemnification of Officers and Directors
Our amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of our directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. Our amended and restated certificate of incorporation and amended and restated bylaws provide that we must indemnify our directors and executive officers and may indemnify our employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.
We have entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.
We have purchased and intend to maintain insurance on behalf of each and any person who is or was one of our directors or officers against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
Policies and Procedures for Related Party Transactions
In connection with our initial public offering, our audit committee and our board of directors approved a Related Party Transactions Policy which provides that our audit committee is responsible for reviewing and approving any related party transaction, taking into account whether the transaction is on an arms-length basis, whether there are business reasons for the transaction, whether the transaction would impair a director’s independence and whether the related party transaction would present an improper conflict of interest. The Related Party Transaction Policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. Our full board of directors (with any interested director recusing him or herself) reviewed and approved our related party transactions prior to our initial public offering and following our initial public offering, our audit committee will approve all of our related party transactions.
We believe that we have executed all the transactions described above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future related party transactions are approved by our audit committee, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

SECURITY OWNERSHIP
The following table sets forth the beneficial ownership of our capital stock as of March 1, 2021 by:
•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors and nominees for director; and
•	all executive officers and directors as a group.
Applicable percentage ownership is based on 58,026,261 shares of our common stock outstanding at March 1, 2021. Shares of common stock issuable upon the exercise of stock options exercisable or pursuant to RSUs that are subject to vesting conditions within 60 days of March 1, 2021, are deemed to be outstanding and beneficially owned by the person holding the options, or the RSUs, for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.
Unless otherwise indicated in the footnotes below, each stockholder named in the following table possesses sole voting and investment power over the shares listed. The information does not necessarily indicate beneficial ownership for any other purpose. Unless otherwise noted below, the address of each person listed on the table is c/o BlackLine, Inc., 21300 Victory Boulevard, 12th Floor, Woodland Hills, CA 91367.
	Common Stock
Name of Beneficial Owner	Number	Percent
Greater than 5% Stockholders:
Funds Affiliated with Vanguard(1)	4,786,830	8.25%
Funds Affiliated with BlackRock(2)	3,730,175	6.43%
Funds Affiliated with Kayne Anderson Rudnick Investment Management(3)	3,988,103	6.87%
Named Executive Officers and Directors:
Jason Babcoke(4)	1,833	*
John Brennan(5)	1,833	*
Marc Huffman(6)	186,396	*
Karole Morgan-Prager(7)	159,465	*
Pete Hirsch(8)	38,091	*
Mark Partin(9)	343,286	*
Owen Ryan(10)	8,030	*
Graham Smith(11)	74,747	*
Kevin Thompson(12)	8,253	*
Therese Tucker(13)	4,901,035	8.41%
Thomas Unterman(14)	112,054	*
Sophia Velastegui(15)	721	*
Mika Yamamoto(16)	4,957	*
All current directors and executive officers as a group (14 people)(17)	5,952,419	10.07%
(1)
Based on a Schedule 13G filed February 10, 2021, by The Vanguard Group, or Vanguard, 100 Vanguard Blvd., Malvern, PA 19355, Vanguard may be deemed to be the beneficial owner of 4,786,830 shares of common stock, over which it has (i) sole dispositive power over 4,630,170 shares held by Vanguard, (ii) shared dispositive power over 156,660 shares and (iii) shared voting power over 116,547.

(2)
Based on a Schedule 13G filed February 5, 2021, by BlackRock, Inc., or BlackRock, 55 East 52nd Street, New York, NY 10055. BlackRock may be deemed to be the beneficial owner of 3,730,175 shares of common stock, over which it has (i) sole dispositive power over 3,730,175 shares held by BlackRock, (ii) shared dispositive power over 0 shares, (iii) sole voting power over 3,669,501 shares and (iv) shared voting power over 0 shares.

(3)
Based on a Schedule 13G filed February 16, 2021, by Kayne Anderson Rudnick Investment Management LLC, or Kayne Anderson, Virtus Investment Advisors, Inc., or Virtus Investment and Virtus Equity Trust, on behalf of Virtus KAR Small Cap Growth Fund, or Virtus Equity. Kayne Anderson may be deemed to be the beneficial owner of 3,988,103 shares of common stock, over which it has (i) sole dispositive power over 799,510 shares held by Kayne Anderson, (ii) shared dispositive power of 3,188,593 shares, (iii) sole voting power over 799,510 shares and (iv) shared voting power over 3,188,593 shares. Virtus Investment has shared voting and dispositive power over 3,188,593 shares and Virtus Equity has shared voting and dispositive power over 3,134,403 shares. The address for Kayne Anderson is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067. The address for Virtus Investment is One Financial Plaza, Hartford, CT 06103. The address for Virtus Equity is 101 Munson Street, Greenfield, MA 01301.
(4)	Includes 1,833 shares of common stock held by Mr. Babcoke.
(5)	Includes 1,833 shares of common stock held by Mr. Brennan.
(6)	Includes (i) 42,377 shares of common stock held by Mr. Huffman and (ii) 144,019 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 1, 2021.
(7)	Includes (i) 8,180 shares of common stock held by Ms. Morgan-Prager and (ii) 151,285 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 1, 2021.
(8)	Includes (i) 1,401 shares of common stock held by Mr. Hirsch and (ii) 36,690 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 1, 2021.
(9)	Includes (i) 19,786 shares of common stock held by Mr. Partin and (ii) 323,500 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 1, 2021.
(10)	Includes (i) 5,156 shares of common stock held by Mr. Ryan and (ii) 2,874 shares of common stock issuable upon the exercise of stock options exercisable within 60 days as of the reporting date.
(11)	Includes (i) 5,851 shares of common stock held by Mr. Smith and (ii) 68,896 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 1, 2021.
(12)	Includes (i) 3,857 shares of common stock held by Mr. Thompson and (ii) 4,396 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 1, 2021.
(13)
Includes (i) 2,298,482 shares of common stock held by the Brian and Therese Tucker Living Trust dated 12/19/2014, (ii) 874,128 shares of common stock held by the Tucker Legacy Trust dated 12/30/2014, (iii) 577,200 shares of common stock held by the Isaac Tucker 2012 Irrevocable Gift Trust, (iv) 577,200 shares of common stock held by the Roseanna Tucker 2012 Irrevocable Gift Trust, (v) 250,916 shares of common stock held by the Tucker-Seimetz Safety Net Trust dated 09/28/2015, (vi) 54,074 shares of common stock held by the Claire Seimetz 2015 Trust dated 9/28/2015, (vii) 51,531 shares of common stock held by Therese Tucker, and (viii) 217,504 shares of common stock subject to options which are exercisable within 60 days of March 1, 2021. Ms. Tucker has shared voting and investment power over 1,179,118 shares of common stock.

(14)
Includes (i) 50,000 shares of common stock held by ETU Rustic Canyon Trust of which Mr. Unterman is the trustee, (ii) 45,158 shares of common stock held by Mr. Unterman and (iii) 16,896 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 1, 2021.

(15)	Includes 721 shares of common stock held by Ms. Velastegui.
(16)	Includes (i) 4,191 shares of common stock held by Ms. Yamamoto and (ii) 766 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 1, 2021.
(17)	Includes 1,068,626 shares of common stock subject to options which are exercisable within 60 days of March 1, 2021.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC. Such Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of the copies of such forms we have received and written representations from certain Reporting Persons that they filed all required reports, we believe that all of our executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except for one late Form 4 filed by Mr. Unterman due to an administrative error.
2020 Annual Report
Our financial statements for our fiscal year ended December 31, 2020 are included in our 2020 annual report, which we will make available to stockholders at the same time as this proxy statement. You may also obtain a copy of our 2020 annual report, including the financial statements and the financial statement schedules, free of charge, by sending a written request to our Investor Relations department at BlackLine, Inc., 21300 Victory Boulevard, 12th floor, Woodland Hills, CA 91367, Attention: Investor Relations.
Company Website
We maintain a website at www.blackline.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.
Availability of Bylaws
A copy of our bylaws may be obtained by accessing BlackLine’s filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

STOCKHOLDER PROPOSAL DEADLINES FOR 2022 ANNUAL MEETING
Stockholder Proposals for Inclusion in Proxy Statement
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our next annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than November 26, 2021. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
BlackLine, Inc.
Attn: Corporate Secretary
21300 Victory Boulevard, 12th Floor
Woodland Hills, California 91367
Stockholder Proposals and Director Nominations Not for Inclusion in Proxy Statement
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement and for stockholders to nominate directors for election at an annual meeting of stockholders. In order to be properly brought before our 2022 annual meeting of stockholders, the stockholder must have given timely notice of such proposal or nomination, in proper written form. To be timely for our 2022 annual meeting of stockholders, a stockholder’s notice of a matter that the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to our corporate secretary at our principal executive offices:
•	not earlier than January 10, 2022, and
•	not later than the close of business on February 9, 2022.
If we hold our 2022 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2021 annual meeting, then such written notice must be received no earlier than the close of business on the 120th day before the 2022 annual meeting and no later than the close of business on the later of the following two dates:
•	the 90th day prior to our 2022 annual meeting of stockholders, or
•	the 10th day following the day on which public announcement of the date of our 2022 annual meeting of stockholders is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting. To be in proper written form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our bylaws. Notices should be addressed to:
BlackLine, Inc.
Attn: Corporate Secretary
21300 Victory Boulevard, 12th Floor
Woodland Hills, California 91367
For information on how to access our bylaws, please see the section entitled “Availability of Bylaws,” and for additional information regarding stockholder recommendations for director candidates, please see the section entitled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to our Board.”

*********
We know of no other matters to be submitted at the 2021 annual meeting. If any other matters properly come before the 2021 annual meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters. Discretionary authority with respect to such other matters is granted by a properly submitted proxy.
It is important that your shares be represented at the 2021 annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.
THE BOARD OF DIRECTORS
Woodland Hills, California
March 26, 2021

Appendix A
Unaudited Reconciliation of Non-GAAP Financial Measures
(in thousands, except percentages)
	Year Ended December 31,
	2020	2019
Non-GAAP Net Income Attributable to BlackLine, Inc.:
Net loss attributable to BlackLine, Inc.	$(46,911)	$(32,535)
Provision for (benefit from) income taxes	(669)	90
Amortization of intangible assets	7,679	10,265
Stock-based compensation	49,690	34,052
Amortization of debt discount and issuance costs	22,689	8,410
Change in fair value of contingent consideration	28	46
Acquisition-related costs	4,736	—
Legal settlement gains	—	(380)
Shelf offering costs	—	212
Adjustment to redeemable non-controlling interest	8,858	1,833
Total non-GAAP net income (loss) attributable to BlackLine, Inc.	$46,100	$21,993
	Year Ended December 31,
	2020	2019
Free Cash Flow:
Net cash provided by operating activities	$54,735	$29,724
Adjustments:
Capitalized software development costs	(10,578)	(5,060)
Purchases of property and equipment	(6,513)	(4,632)
Financed purchases of property and equipment	(562)	(427)
Purchases of intangible assets	(2,333)	—
Free cash flow	$34,749	$19,605
A-1

BLACKLINE

BLACKLINE, INC.
21300 VICTORY BLVD 12TH FLOOR
WOODLAND HILLS, CA 91367

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/12/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/BL2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/12/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Owen Ryan   02) Kevin Thompson   03) Sophia Velastegui

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm for its fiscal year ending December 31, 2021.	☐	☐	☐
3. Approval, on a non-binding, advisory basis, of the 2020 compensation of the Company's named executive officers.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

BLACKLINE, INC.
Annual Meeting of Shareholders
May 13, 2021 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Mark Partin, Chief Financial Officer, and Karole Morgan-Prager, Chief Legal and Administrative Officer and Secretary, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of BLACKLINE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, PDT on May 13, 2021, at www.virtualshareholdermeeting.com/BL2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000500134_2 R1.0.0.177